Exhibit 99.1

PART II

ITEM 6.	SELECTED FINANCIAL DATA
The information set forth below should be read in conjunction with “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this report. We have acquired numerous businesses and product lines during the previous five years. As a result of these acquisitions, the consolidated financial results and balance sheet data for certain of the periods presented below may not be directly comparable.

	Years Ended December 31,
	2013	2012	2011	2010	2009
	(As adjusted)*
	(In thousands, except per share data)
Operating Results:
Total revenues, net	$836,214	$830,871	$780,078	$732,068	$682,487
Costs and expenses (1)	846,370	757,089	725,166	633,374	584,663
Operating income (loss)	(10,156)	73,782	54,912	98,694	97,824
Interest income (expense), net (2) (3)	(19,345)	(21,032)	(27,175)	(18,131)	(22,596)
Other income (expense), net	(1,801)	(721)	757	1,551	(2,076)
Income (loss) before income taxes	(31,302)	52,029	28,494	82,114	73,152
Provision for (benefit from) income taxes	(10,235)	10,825	505	16,445	22,197
Net income (loss)	$(21,067)	$41,204	$27,989	$65,669	$50,955
Diluted net income (loss) per share	$(0.74)	$1.44	$0.95	$2.17	$1.74
Weighted average common shares outstanding for diluted net income (loss) per share	28,416	28,516	29,495	30,149	29,292

	As of December 31,
	2013	2012	2011	2010	2009
	(As adjusted)*
	(In thousands)
Financial Position:
Cash, cash equivalents	$120,614	$96,938	$100,808	$128,763	$71,891
Total assets	1,192,139	1,163,599	1,144,109	1,017,308	940,102
Long-term borrowings under the revolving portion of the senior credit facility(2)	186,875	321,875	179,688	—	160,000
Long-term debt(3)	205,182	197,672	352,576	294,842	148,754
Retained earnings	280,956	302,023	260,819	232,830	167,161
Stockholders’ equity(4)	666,090	517,775	492,638	499,963	444,885

* See Note 2A of the consolidated financial statements for discussion of the impact of the change in accounting for the medical device excise tax.

(1)
In 2013, we recorded a $46.7 million goodwill impairment charge related to our Spine reporting unit. See Note 2 "Summary of Significant Accounting Policies - Goodwill and Other Intangible Assets" to our consolidated financial statements for further discussion.

In 2011, we recorded a total of $13.3 million in stock-based compensation charges related to our former chief executive officer employment agreement extension, accelerated vesting of his outstanding shares upon the appointment of the new chief executive officer, and his minimum annual stock-based compensation award which was fully vested on the date of grant.

(2)
For each of the periods presented we report the borrowings outstanding under the revolving portion of our Senior Credit Facility as long-term debt based on our current intent and ability to repay the borrowings outside of the following twelve-month periods. At December 31, 2013, we have a total of $186.9 million outstanding under our Senior Credit Facility and $413.1 million available for future borrowings.

Subsequent to year-end, in January 2014, we borrowed an additional $235.0 million from the Senior Credit Facility in connection with our acquisition of Confluent Surgical, Inc.; these additional borrowings are not reflected in the amounts above.

(3)
In 2007, we issued $165.0 million of 2.75% senior convertible notes due 2010 (the “2010 Notes”) and $165.0 million of 2.375% senior convertible notes due 2012 (the “2012 Notes”). The 2010 Notes were paid off in June 2010 in accordance with their terms. The 2012 Notes were repaid in June 2012 in accordance with their terms.

In 2011, we issued $230.0 million of 1.625% convertible senior notes due in 2016 (the “2016 Notes”). We expect to satisfy any conversion of the 2016 Notes with cash up to their principal amount pursuant to the net share settlement mechanism set forth in the indenture and, with respect to any excess conversion value, with shares of common stock.

(4)
In 2013, we sold 4.025 million shares of our common stock at a price of $40.00 per share. The aggregate offering proceeds were $161.0 million. The net proceeds of the offering were $152.5 million after deducting the underwriters' discounts and commissions and all other estimated offering expenses.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read together with the selected consolidated financial data and our financial statements and the related notes appearing elsewhere in this report. In the first quarter of 2014, the Company changed its method of accounting for the medical device excise tax (“MDET”). Prior to the change the Company recorded the MDET in inventory at the time of the first sale and then recognized the tax in cost of goods sold when the medical device was sold to the ultimate customer. Under the new method, the MDET will be recorded in selling, general and administrative expenses in the period the first sale occurs, which could be an intercompany sale.
The Company believes that this change in accounting principle is preferable as the new method provides a better comparison with the Company's industry peers, the majority of which expense the MDET at the time of the first sale.

The medical device excise tax applies to sales beginning January 1, 2013; therefore, only 2013 financial results were affected by this change. Accordingly, the 2013 results have been adjusted to reflect the retrospective application of the change in accounting principle had the new method been in effect that year. The financial impact of this change on 2013 has been incorporated into the amounts presented throughout this Form 8-K and the impact on the 2013 results is discussed in detail in Note 2A to the consolidated financial statements. For a full reconciliation of the impact on the 2013 historical quarterly financial results, see the investor presentations on the Investor Relations homepage of Integra's website at investor.integralife.com.

Additionally, in the first quarter of 2014, the Company changed the segments in which it recognizes certain product revenues. The result of this change was a decrease in revenues for the U.S. Extremities segment, and an increase in revenues for the U.S. Instruments and U.S. Spine and Other segments. Finally, the December 31, 2013 disclosure of inventory by category has been revised to correct an immaterial misclassification of certain items between work in process and raw materials. The financial information presented herein has been adjusted to reflect those changes on all affected periods.

This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including but not limited to those under the heading “Risk Factors.”

GENERAL
Integra is a world leader in medical technology focused on limiting uncertainty for surgeons so they can concentrate on providing the best patient care. Integra provides customers with clinically relevant, innovative and cost-effective products that improve the quality of life for patients. We focus on cranial and spinal procedures, small bone and joint injuries, the repair and reconstruction of soft tissue, and instruments for surgery.
We manage our business through a combination of product groups and geography, and accordingly, we report our financial results under five reportable segments - U.S. Instruments, U.S. Neurosurgery, U.S. Extremities, U.S. Spine and Other (which consists of our U.S. Spine and Private Label businesses) and International.
We present revenues in the following three product categories: Orthopedics, Neurosurgery and Instruments. Our orthopedics products group includes specialty metal implants for surgery of the extremities, shoulder and spine, orthobiologics products for repair and grafting of bone, dermal regeneration products and tissue-engineered wound dressings and nerve and tendon repair products. Our neurosurgery products group includes, among other things, dural grafts that are indicated for the repair of the dura mater, ultrasonic surgery systems for tissue ablation, cranial stabilization and brain retraction systems, systems for measurement of various brain parameters and devices used to gain access to the cranial cavity and to drain excess cerebrospinal fluid from the ventricles of the brain. Our instruments products group includes a wide range of specialty and general surgical and dental instruments and surgical lighting for sale to hospitals, outpatient surgery centers, and physician, veterinarian and dental practices.
We manufacture many of our products in plants located in the United States, Puerto Rico, France, Germany, Ireland, the United Kingdom and Mexico. We also source most of our handheld surgical instruments, specialty metal and pyrocarbon implants, and dural sealant products through specialized third-party vendors.
In the United States, we have several sales channels. We sell orthopedics products through a large direct sales organization and through specialty distributors focused on their respective surgical specialties. Neurosurgery products are sold through directly employed sales representatives. Instruments products are sold through two sales channels, both directly and through distributors and wholesalers, depending on the customer call point. We sell in the international markets through a combination of a direct sales organization and distributors.
We also market certain products through strategic partners in the United States.
Our objective is to become a multi-billion dollar diversified global medical technology company that helps patients by limiting uncertainty for medical professionals, and is a high-quality investment for shareholders. We will achieve these goals by delivering on our Brand Promises to our customers worldwide and by becoming a top player in all markets in which we compete. Our strategy includes the following key elements: geographic expansion, disciplined focus and execution, global quality assurance and acquiring or in-licensing products that fit existing sales channels, margin expansion and leveraging platform synergies.
We aim to achieve growth in our revenues while maintaining strong financial results. While we pay attention to any meaningful trend in our financial results, we pay particular attention to measurements that are indicative of long-term profitable growth. These measurements include (1) revenue growth (including internal growth and by acquisitions), (2) gross margins on total revenues, (3) operating margins (which we aim to continually expand as we leverage our existing infrastructure), (4) earnings before interest, taxes, depreciation, and amortization, and (5) earnings per diluted share of common stock.
We believe that we are particularly effective in the following aspects of our business:

•
Regenerative Medicine Platform. We have developed numerous product lines through our proprietary collagen matrix and demineralized bone matrix technologies that are sold through every one of our sales channels.

•
Diversification and Platform Synergies. Each of our three selling platforms contributes a different strength to our core business. Orthopedics enables us to grow our top line and increase gross margins. Neurosurgery provides stable growth as a market with few elective procedures. The Instruments business has a strong capacity to generate cash flows. We have unique synergies among these platforms, such as our regenerative medicine technology, instrument sourcing capabilities, and Group Purchasing Organization (“GPO”) contract management.

•
Unique Sales Footprint. Our medical technology investment and manufacturing strategy provides us with a unique set of customer call-points and synergies. We have market-leading products across our portfolio providing both scale and depth in solutions for a broad set of clinical needs across many departments in the healthcare system - for example, many neurosurgeons also perform spine surgeries, and our instruments division calls on hospitals across the United States. We also have clinical expertise across all of our channels in the United States, and have an opportunity to expand and leverage this expertise in markets worldwide.  Many of our customers are facing pressure placed upon them by healthcare reform and the affordable care act.  In response to our customers’ needs for clinical and technical solutions across multiple departments and clinical areas, we have developed and deployed our Enterprise Clients Group.  The mission of the Enterprise Client Group’s efforts is to bring unique clinical solutions to even the most difficult healthcare issues in our key accounts across multiple clinical sites and multi-hospital integrated delivery networks.

•
Ability to Change and Adapt. Our corporate culture is truly what enables us to adapt and reinvent ourselves. We have demonstrated that we can quickly and profitably integrate new products and businesses. This core strength has made it possible for us to grow over the years, and is key to our ability to grow into a multi-billion dollar company.

ACQUISITIONS
Our strategy for growing our business includes the acquisition of complementary product lines and companies. Our recent acquisitions of businesses, assets and product lines may make our financial results for the year ended December 31, 2013 not directly comparable to those of the corresponding prior-year period. See Note 3, “Acquisitions and Pro Forma Results” to our consolidated financial statements for a further discussion.
From January 2011 through December 2013, we acquired the following businesses, assets and product lines:
In January 2013, we acquired all outstanding preferred and common stock of Tarsus Medical, Inc. ("Tarsus") for $4.7 million consisting of $3.1 million in cash (including working capital adjustments of $0.2 million) and contingent consideration with an estimated acquisition date fair value of approximately $1.6 million. The potential maximum undiscounted contingent consideration consists of a first milestone payment of up to $1.5 million and a second payment of up to $11.5 million. These payments are based on reaching certain sales of acquired products. Tarsus Medical, Inc. is a podiatry device company addressing clinical needs associated with diseases and injuries of the foot and ankle.
In September 2011, we acquired Ascension Orthopedics, Inc. (“Ascension”) for $66.0 million, which includes amounts paid for working capital adjustments of $0.2 million less amounts received from our escrow of $0.7 million. Ascension, based in Austin, Texas, develops and distributes a range of implants for the shoulder, elbow, wrist, hand, foot and ankle. In particular, Ascension adds a significant number of new and differentiated products to our extremities portfolio and access to the shoulder market.
In May 2011, we acquired SeaSpine, Inc. (“SeaSpine”) for approximately $88.7 million, which includes amounts paid for working capital adjustments of $0.3 million and indemnification holdbacks totaling $7.4 million, all of which was released to the seller prior to December 31, 2012. SeaSpine, based in Vista, California, offers spinal fusion products to customers across the U.S. and in select markets in Europe. The addition of the SeaSpine business effectively doubled our distribution footprint and customer base in the U.S. spine hardware market.

Subsequent to year-end, on January 15, 2014, the Company acquired all outstanding shares of Confluent Surgical, Inc., ("Confluent Surgical") - including their surgical sealant and adhesion barrier product lines - from Covidien Group S.a.r.l, ("Covidien") for an aggregate purchase price of $231.0 million. The Company paid Covidien an initial cash payment of $231.0 million upon the closing of the transaction and at that time made a separate prepayment of $4.0 million under a transitional supply agreement with an affiliate of Covidien. In addition, the Company may pay Covidien up to $30.0 million following the closing, contingent upon obtaining certain U.S. and European governmental approvals related to the completion of the transition of the Confluent Surgical business and the timely supply of products under the transitional supply agreement. The Company also entered into a transition services agreement with an affiliate of Covidien at the closing. This acquisition complements Integra's global neurosurgery growth strategy aimed at providing a broader set of solutions for surgical procedures in the head. Since the acquisition occurred subsequent to December 31, 2013, the acquisition is not included in the results of operations for any of the periods presented.
FACILITY OPTIMIZATION ACTIVITIES
As a result of our ongoing acquisition strategy and significant growth in recent years, we have undertaken cost-saving initiatives to consolidate manufacturing and distribution facilities and transfer activities, implement a global enterprise resource planning system, eliminate duplicative positions, realign various sales and marketing activities, and to expand and upgrade production capacity for our regenerative medicine products. We expect that during 2014 we will continue to build inventories and incur additional expenses related to the facilities consolidation and transfer activities; however, the benefits of these efforts and expenditures will contribute to our financial results in 2015 and beyond.
While we expect a positive impact from ongoing restructuring, integration and manufacturing transfer and expansion activities, such results remain uncertain.
RESULTS OF OPERATIONS
Executive Summary

Our net loss in 2013 was $21.1 million, or $0.74 per diluted share, as compared to net income of $41.2 million, or $1.44 per diluted share in 2012 and net income of $28.0 million, or $0.95 per diluted share in 2011.
Our 2013 operating results were negatively impacted by the following events:

•
Our 2013 total revenues were negatively affected by our voluntary recall of certain products manufactured in our Añasco, Puerto Rico facility, including DuraGen® Dural Graft Matrix products. The recall caused significant supply disruptions resulting in a decrease in our worldwide revenue and a larger than usual total backorder during the first half of the year. Increases in reserves related to inventory associated with the recall and increased quality costs at our manufacturing facilities negatively impacted our gross margin.

•
In January 2013, we began paying the manufacturer's excise tax imposed on the first sale of certain medical devices in the United States, and expense such amounts to selling, general and administrative expenses.

•
Operating expenses increased due to higher headcount and increased expenses incurred in connection with the implementation of our global ERP system, and consulting costs to support various strategic projects.

•
Operating expenses for the year include a goodwill impairment charge in our U.S. Spine reporting unit of $46.7 million. See Note 2 "Summary of Significant Accounting Policies - Goodwill and Other Intangible Assets" to our consolidated financial statements for further discussion.

Our 2012 revenues compared to 2011 increased $50.8 million, which generated approximately $35.0 million of additional gross margin. Costs and expenses increased as new headcount, especially in selling, general and administrative, joined the Company either through acquisitions or new hires. Costs and expenses in 2011 included an incremental stock-based compensation expense of $13.3 million related to our former CEO's employment agreement and the accelerated vesting of awards upon appointment of our new CEO. These items resulted in our operating income increasing from 2011 to 2012.
Changes in income before taxes result from the operating items described above and changes in interest expense, which decreased in 2013 and 2012 as our 2012 convertible notes matured and a portion of our interest cost was capitalized in our construction in progress balance.
Income tax expense increased in 2012 and decreased sharply in 2013 as a result of significant changes in U.S. income.
Special Charges
Income (loss) before taxes includes the following special charges:

	Years Ended December 31,
	2013	2012	2011
	(In thousands)
Manufacturing facility remediation costs	$8,230	$7,939	$5,830
Global ERP implementation charges	24,264	16,384	17,068
Structural optimization charges	8,793	10,098	2,956
Certain expenses associated with product recalls	3,431	—	—
Certain employee termination charges	1,205	1,356	2,705
Discontinued product lines charges	—	1,368	3,926
Acquisition-related charges	3,113	2,808	5,253
Impairment charges	47,078	141	2,648
European entity restructuring charges	—	—	378
Convertible debt non-cash interest (1)	6,463	8,520	10,521
Certain executive compensation charges	—	—	13,391
Financing charges	—	—	790
Total	$102,577	$48,614	$65,466

(1)
The 2013 and 2012 amounts have been reduced by $1.0 million and $1.6 million, respectively, representing the non-cash interest that was capitalized as a component of the historical cost of assets constructed for the Company's own use. See Note 2 "Summary of Significant Accounting Policies" of our consolidated financial statements for more information.

The items reported above are reflected in the consolidated statements of operations as follows:

	Years Ended December 31,
	2013	2012	2011
	(In thousands)
Cost of goods sold	$18,153	$16,425	$13,418
Research and development	968	—	669
Selling, general and administrative	30,255	23,669	37,420
Intangible asset amortization	—	—	2,648
Goodwill impairment charge	46,738	—	—
Interest expense	6,463	8,520	11,311
Total	$102,577	$48,614	$65,466

We typically define special charges as items for which the amounts and/or timing of such expenses may vary significantly from period to period, depending upon our acquisition, integration and restructuring activities, and for which the amounts are non-cash in nature, or for which the amounts are not expected to recur at the same magnitude as we implement certain tax planning strategies. We believe that given our ongoing strategy of seeking acquisitions, our continuing focus on rationalizing our existing manufacturing and distribution infrastructure and our continuing review of various product lines in relation to our current business strategy, some of the special charges discussed above could recur with similar materiality in the future. In 2010 we began investing significant resources in the global implementation of a single enterprise resource planning system. We began capitalizing certain costs for the project starting in 2011 and will continue to do so during 2014.
We believe that the separate identification of these special charges provides important supplemental information to investors regarding financial and business trends relating to our financial condition and results of operations. Investors may find this information useful in assessing comparability of our operating performance from period to period, against the business model objectives that management has established, and against other companies in our industry. We provide this information to investors so that they can analyze our operating results in the same way that management does and to use this information in their assessment of our core business and valuation of Integra.
Update on Remediation Activities
Remediation activities in our regenerative medicine facility in Plainsboro, New Jersey affected revenues and gross margin in the year 2013 and 2012. We received a warning letter from the FDA in December 2011, related to quality systems and compliance issues at that plant. The letter resulted from an inspection held at that facility in August 2011, and did not identify any new observations that were not provided in the Form 483 that followed the inspection. The warning letter did not restrict our ability to manufacture or ship products, nor did it require the recall of any product. In June and July 2012, the FDA again inspected the regenerative medicine facility. The second inspection closed out on July 30, 2012 and a FDA Form 483 Inspectional Observations was issued. On July 16, 2013, the FDA began its third inspection of the Plainsboro facility and focused primarily on the issues raised in the warning letter and in previous inspections of the Plainsboro facility. At the conclusion of the inspection, the FDA found that the Company had addressed the issues raised in the warning letter and previous inspectional observations, and it issued no other inspectional observations. In reaching this conclusion, the FDA determined that the Company’s remediation activities were effective and its quality management system was adequate and the warning letter was closed out effective September 24, 2013.
The FDA inspected our neurosurgery manufacturing facility in Andover, England in June 2012. On November 5, 2012, we received a warning letter dated November 1, 2012 related to quality systems issues at that facility. The warning letter identified violations related to corrective and preventative actions, process validations, internal quality audits, and internal review of the suitability and effectiveness of the quality system at defined intervals. Since the conclusion of the FDA inspection in June 2012, we have undertaken significant efforts to remediate the observations that the FDA has made and continue to do so. We have provided the FDA with monthly status reports and are working cooperatively with the FDA to resolve any outstanding issues.
On February 14, 2013, we received a warning letter from the FDA relating to quality systems issues at our manufacturing facility located in Añasco, Puerto Rico. We filed the FDA warning letter as an exhibit to a Current Report on Form 8-K on February 19, 2013. The letter resulted from an inspection conducted at that facility during October and November 2012. On February 15, 2013 we stopped distribution of our collagen products manufactured in the Añasco facility in order to confirm that we had successfully validated all such products and engaged a third-party consultant having appropriate quality system regulations expertise to confirm such validations. On February 22, 2013 the third-party consultant certified the completeness of such validations and we resumed distribution of collagen products from the Añasco, Puerto Rico facility.
On April 10, 2013, we initiated a voluntary recall of certain products manufactured in our Añasco facility between December 2010 and May 2011 and between November 2012 and March 2013. Specific lots of these products, as described below, were recalled because we identified that there may have been deviations from required processes in their production. We identified through an internal quality assurance review that we may have deviated from a production process during the manufacturing of specific lots of collagen products during the periods described. The product lots in question passed all product finished goods testing including endotoxin testing, are sterile, and were tested and accepted for release. However, due to the process deviation, they may have been released with higher levels of endotoxins than permitted by the product specifications. Higher levels of endotoxins may result in a fever in the immediate postoperative period. There have been no reports of patient injuries or other adverse events attributable to the products subject to the recall. We continue to manufacture all such products in our Añasco facility.
We believe that most of the recalled product lots manufactured between December 2010 and May 2011 have already been consumed, and that therefore, the recall of those lots will not have a material financial impact. However, the return of products, manufactured between November 2012 and March 2013, which were substantially sold in the first three months ended March 31, 2013, directly reduced revenues in the year ended December 31, 2013 by $3.4 million. As we anticipated, we were not able to produce all the affected products quickly enough to meet the demand from customers throughout 2013. Such supply shortages resulted in lower revenues in the year ended December 31, 2013. Also, as expected the recall and supply shortages had a significant impact on the U.S. Neurosurgery, U.S. Spine and Other, and International segments in the year 2013. By the end of the fourth quarter, the Company had reduced its backorders of products manufactured at the Añasco facility to an insubstantial level from the level that prevailed at the beginning of 2013.
The recall applied to limited and specific lots of DuraGen® Dural Graft Matrix, DuraGen® Plus Dural Regeneration Matrix, DuraGen® Suturable Dural Regeneration Matrix, DuraGen XS™ Dural Regeneration Matrix, Layershield® Adhesion Barrier Matrix, NeuraWrap™ Nerve Protector, NeuraGen® Nerve Guide, BioMend® Absorbable Collagen Membrane, OraMem® Absorbable Collagen Membrane, BioMend® Extend Absorbable Collagen Membrane, CollaCote® Absorbable Collagen Wound Dressing for Dental Surgery, CollaTape® Absorbable Collagen Wound Dressing for Dental Surgery, CollaPlug® Absorbable Collagen Wound Dressing for Dental Surgery, HeliTape® Absorbable Collagen Wound Dressing for Dental Surgery, HeliPlug® Absorbable Collagen Wound Dressing for Dental Surgery, OraTape® Absorbable Collagen Wound Dressing for Dental Surgery, OraPlug® Absorbable Collagen Wound Dressing for Dental Surgery, Instat® Microfibrillar Collagen Hemostat, Helistat® Absorbable Collagen Hemostatic Sponge (ACS/Helistat), and Helitene® Absorbable Collagen Hemostatic Agent. The Absorbable Collagen Sponge (ACS) is not a final product, but a component of a product assembled by another company.
We met with the Office of Compliance at the Center for Devices and Radiological Health on March 26, 2013. We presented our plans for both immediate remediation and our corporate plan for the development and implementation of a single Quality System for the entire Company. We have engaged former FDA professionals as third party consultants to work with us on our remediation plans. We also met with the Office of Compliance at the FDA San Juan, Puerto Rico office to discuss the remediation plans at the Añasco, Puerto Rico facility. We have prioritized senior level quality and regulatory staff to address the quality system improvement plans at all of our facilities. On July 16, 2013, FDA initiated an inspection of our Plainsboro, NJ facility. At the end of the inspection no FDA Inspectional Observations were issued. FDA closed the Warning Letter at the Integra Plainsboro facility on September 24, 2013. On October 24, 2013, the United States Food and Drug Administration began an inspection of the Añasco facility. At the end of the inspection on November 26, 2013, the FDA issued a new Form 483 with six additional observations relating to Corrective and Preventative Action (“CAPA”), quality system procedures and instructions, procedures pertaining to complaints, procedures pertaining to checking and maintaining equipment, procedures for finished device acceptance and procedures to prevent contamination of equipment or products. These observations did not impact our ability to manufacture and sell product. We had committed to several corporate-wide corrections and additional site corrections and will continue to complete these within the timeframes provided to the FDA in order to remediate the observations that the FDA has made.
We have undertaken significant efforts to remediate the observations that the FDA has made and have been working on improving and revising our quality systems. During the year ended December 31, 2013 and 2012, we incurred $8.2 million and $7.9 million in remediation activities expenses, respectively, consisting of consulting expenses and other work activities required to complete our remediation activities, and we expect to incur similar types of expenses during 2014, albeit at lower spending levels. We will provide periodic status reports to the FDA and work cooperatively with the agency to resolve any outstanding issues.

Revenues and Gross Margin
Our revenues and gross margin on product revenues were as follows:

	Years Ended December 31,
	2013	2012	2011
	(As adjusted)*
	(In thousands)
Orthopedics **	$370,359	$364,714	$324,535
Neurosurgery	278,672	277,527	272,538
Instruments **	187,183	188,630	183,005
Total revenues	836,214	830,871	780,078
Cost of goods sold	327,045	314,427	299,150
Gross margin on total revenues	$509,169	$516,444	$480,928
Gross margin as a percentage of total revenues	60.9%	62.2%	61.7%

* See Note 2A of the consolidated financial statements for discussion of the impact of the change in accounting for the medical device excise tax.

** Certain revenues have been reclassified from the Orthopedics category to the Instruments category in each of the periods presented.
Revenues by Reportable Segment
Net sales by reportable segment for the three years ended December 31, 2013, 2012 and 2011 are as follows:

	Years Ended December 31,
	2013	2012	2011
	(In thousands)
U.S. Neurosurgery	$172,250	$171,278	$165,652
U.S. Instruments ***	163,908	166,921	160,777
U.S. Extremities ***	128,336	116,279	91,513
U.S. Spine and Other ***	182,006	192,516	176,131
International ****	189,714	183,877	186,005
Total revenues	$836,214	$830,871	$780,078
*** Certain revenues have been reclassified from the U.S. Extremities segment, to the U.S. Instruments segment and the U.S. Spine and Other segment in each of the periods presented.
****The Company attributes revenue to geographic areas based on the location of the customer. There are certain revenues managed by the various U.S. segments above that are generated from non-U.S. customers and therefore included in Europe and the Rest of World revenues.
Revenues
Year Ended December 31, 2013 Compared with Year Ended December 31, 2012.
For the year ended December 31, 2013, total revenues increased by $5.3 million or 1%, to $836.2 million from $830.9 million during the prior year. Domestic revenues were essentially flat at $642.7 million and were 77% of total revenues for the year ended December 31, 2013. International revenues were up 3% at $193.5 million as compared to 2012. Foreign exchange fluctuations had a negligible impact on revenues for the year.
Our total revenues for the year ended December 31, 2013, were negatively affected by our voluntary recall of certain products manufactured in our Añasco, Puerto Rico facility, including DuraGen® Dural Graft Matrix products.
U.S. Neurosurgery revenues were $172.3 million, an increase of 1% from the prior year. Capital sales were up as we saw growth in our critical care, cranial stabilization, tissue ablation and stereotaxy lines. These increases were offset by decreases in sales of our collagen products and loss of market share resulting from the recall related supply shortage, and decreases in shunts.

U.S. Instruments revenues were $163.9 million, a decrease of 2% from the prior year. We saw sustained growth in sales of our LED surgical headlamp, and our retractor sales have increased. We experienced lower sales of our legacy lighting products due to some product discontinuation and conversion of the legacy xenon lighting products to LED lighting. Alternate-site sales decreased due to product discontinuation of some of our lower margin products. Hospital starts also decreased during the year resulting in fewer large orders in the second half of the year, driving a weaker revenue result in our acute-care franchise.
U.S. Extremities revenues were $128.3 million, an increase of 10% from the prior year. This growth resulted from double digit increases in both our upper and lower extremities businesses driven in part by new product introductions, including shoulder implants. Sales of our dermal and wound care products were up high-single digits.
U.S. Spine and Other revenues, which include our spine hardware, orthobiologics and private label products, were $182.0 million, a decrease of 5% from the prior year. In addition to general market softness and pricing pressure in spine hardware, our product sales declined more than the market because of poor execution in the business and some distributor turnover. That said, spine hardware began to improve toward the end of the year. Orthobiologics sales increased mid-single digits and were affected by backorders in collagen ceramic bone void fillers in the first half of 2013. Our supplies returned to normal levels by the end of the third quarter and we have seen a sequential increase in sales in the fourth quarter. The demand for the overall orthobiologics line remains strong and partially offsets some of the softness in hardware. Sales of our private label products were down significantly from the prior-year period resulting from the loss of some business to certain customers because of the recall-related supply shortages, and changes in the demand of components that we manufacture for our strategic partners.
International segment revenues were $189.7 million, up 3% from the prior year. Our sales around the world were affected by the recall of our collagen products and backorders on these recalled products; however, we cleared most of our backorders in the third quarter of 2013. We saw growth in our spine implants across all geographies, increases in our dermal and wound businesses with several new product introductions, and increasing product coverage in direct and indirect channels. We experienced some growth in Asia-Pacific and Latin America markets for our duraplasty products.
With our global reach, we generate revenues in multiple foreign currencies, including euros, British pounds, Swiss francs, Canadian dollars, Japanese yen, and Australian dollars. Accordingly, we will experience currency exchange risk with respect to those foreign currency denominated revenues.
Year Ended December 31, 2012 Compared with Year Ended December 31, 2011.
For the year ended December 31, 2012, total revenues increased by $50.8 million or 7% to $830.9 million from $780.1 million during 2011. Domestic revenues increased by 9% to $642.8 million and were 77% of total revenues for the year ended December 31, 2011. International revenues were essentially flat at $188.1 million. Foreign exchange fluctuations, arising primarily from a weaker euro throughout the year compared to the U.S. dollar, accounted for a $6.8 million decrease in revenues for the year ended December 31, 2012. On a constant currency basis, our overall revenues increased 7% compared to 2011.
U.S. Neurosurgery revenues were $171.3 million, an increase of 3% from 2011. The increase resulted from stronger sales of our market-leading duraplasty products and cranial stabilization products and strength in our critical care.
U.S. Instruments revenues were $166.9 million, an increase of 4% from 2011. We continued to experience strong sales within instruments, largely driven by strength in our acute care sales channel, and continued growth of our LED surgical headlamp product, which was launched in late 2011, and sales to our alternate site customers.
U.S. Extremities revenues were $116.3 million, an increase of 27% from 2011. This growth resulted primarily from significant increases in sales of our dermal and wound care products. Sales of our metal implants also increased more than 30%, especially products for the foot and ankle and hand and wrist, in part because of the acquisition of Ascension Orthopedics in September 2011.
U.S. Spine and Other revenues, which include our Spine hardware, orthobiologics and private label products, were $192.5 million, an increase of 9% from 2011. We continued double digit growth in our orthobiologics business, led by a strong demand for our EVO3 and Integra Mozaik products. Our sales team was focused on signing up new distributors, essential to our incremental growth, and as a result we saw some increases in sales. Our Spine hardware products also experienced double-digit growth over 2011 despite continuing price erosion because of increasing competition, in part because of the acquisition of SeaSpine in May 2011.
International segment revenues were $183.9 million, down 1% from 2011. Foreign currency fluctuations, arising primarily from a weaker euro throughout the year, compared to the U.S. dollar in 2011, accounted for a $6.8 million decrease in the revenue for the year ended December 31, 2012. Our sales in Europe declined 6%, but on a constant currency basis sales would have been in line with prior year. We saw decreases in capital spending as European hospitals continued to control costs and manage their budgets. Our Rest of World markets posted a 5% increase.  The Neurosurgery and Extremities product categories posted the strongest performances from a product standpoint. We continued to expand our growth in China as we transitioned to a new distribution network.
Gross Margin
Gross margin as a percentage of revenues was 60.9% in 2013, 62.2% in 2012, and 61.7% in 2011. Cost of product revenues in 2013, 2012, and 2011 included $2.2 million, $2.8 million, and $3.3 million, respectively, in fair value inventory purchase accounting adjustments recorded in connection with acquisitions, and $6.7 million, $6.6 million, and $8.2 million, respectively, of amortization for technology-based intangible assets inclusive of impairments.
The decrease in gross margin percentage from 2012 to 2013 resulted primarily from increases in reserves related to inventory associated with the recall, and increased quality costs at our manufacturing facilities.
The increase in gross margin percentage from 2011 to 2012 resulted primarily from favorable product mix and lower amortization expense offset by increased spending on quality processes and remediation costs.
We expect our consolidated gross margin percentage for the full year 2014 to be between 61% and 62%, subject to the finalization of the purchase price accounting for our Confluent Surgical acquisition. We expect our gross margin will see increases from improved product mix - with more sales in the orthopedics and DuraSeal® lines - and improvements in yield as we resolve FDA inspection issues.
Other Operating Expenses
The following is a summary of other operating expenses as a percent of total revenues:

	Years Ended December 31,
	2013	2012	2011
	(As adjusted)*
Research and development	6.2%	6.1%	6.6%
Selling, general and administrative	48.8%	44.9%	45.9%
Intangible asset amortization	1.5%	2.2%	2.1%
Goodwill impairment charge	5.6%	—%	—%

* See Note 2A of the consolidated financial statements for discussion of the impact of the change in accounting for the medical device excise tax.

Total operating expenses, which consist of research and development expenses, selling, general and administrative expenses, intangible asset amortization expense, and goodwill impairment charge, increased $76.7 million or 17% to $519.3 million in 2013, compared to $442.7 million in the same period last year.

RESEARCH AND DEVELOPMENT. Research and development expenses increased slightly to $52.1 million in 2013, compared to $51.0 million in 2012 and $51.5 million in 2011. The increase in research and development cost from 2012 to 2013 was primarily due to higher spending on a clinical trial for a wound care product, further development of our shoulder lines, and the impairment of an in-process research and development intangible asset, offset in part by lower costs from site closures that occurred in 2012. The slight decrease in research and development from 2011 to 2012 was mostly driven by a reduction in headcount.

We target full-year 2014 spending on research and development to be approximately 6% of total revenues.

SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses in the year ended December 31, 2013 increased by $34.7 million or 9.3% to $407.8 million compared to $373.1 million in the same period last year. Selling and marketing expenses increased by $13.4 million primarily resulting from higher headcount compared to last year, and the U.S. Extremities' commission costs were higher as a result of increases in revenue. General and administrative costs were up $21.3 million primarily because of $13.6 million in medical device excise tax in the U.S. which became effective January 1, 2013, and also because of higher headcount, increased expenses incurred in connection with the implementation of our global ERP system, and increased consulting costs to support various strategic projects.
Selling, general and administrative expenses for the year ended December 31, 2012 increased by $15.0 million or 4.2% to $373.1 million compared to $358.1 million in 2011. Selling and marketing expenses increased by $24.3 million, primarily resulting from a higher proportion of sales through distributors, which generally have a higher cost than the direct selling model. Additionally, bonuses and commission costs were higher as a result of increases in revenue and headcount. We also added significantly to our planning and customer services departments.  Furthermore, we incurred $1.1 million of expenses in the second quarter to terminate an exclusive product distribution agreement with a former distributor in China, which included the transfer of certain product registration rights back to us. General and administrative costs were down $9.3 million, primarily because of prior year incremental charges of $13.3 million of stock based-compensation related to executive changes and $1.7 million of acquisition related costs that did not repeat in the current period. These decreases were offset by increases in our spending on the global enterprise resource planning system, accrued non-selling bonuses, consulting and other costs related to various strategic projects and the addition of our SeaSpine and Ascension operations.
For 2014, we expect general and administrative expenses to be down slightly compared to 2013 as a percentage of revenue as we will have fewer special charges once we launch our ERP system in the U.S., and experience less remediation costs in the quality area. We also expect selling expenses to decrease as a percentage of revenue as we reach scale in our orthopedic lines. We expect our reported selling, general, and administrative expenses to be between 47% and 48% of revenue in 2014.
INTANGIBLE ASSET AMORTIZATION. Amortization expense (excluding amounts reported in cost of product revenues for technology-based intangible assets) in the year ended December 31, 2013 was $12.7 million compared to $18.5 million last year. The decrease is primarily due to certain intangible assets becoming fully amortized in the first half of 2013.
In 2012, amortization expense (excluding amounts reported in cost of product revenues for technology-based intangible assets) increased by $2.1 million to $18.5 million compared to $16.4 million in 2011. The increase primarily resulted from amortization of the significant intangible assets added as part of our Ascension acquisition that occurred during the third quarter of 2011.
We may discontinue certain products in the future as we continue to assess the profitability of our product lines. As our profitability assessment evolves, we may make further decisions about our trade names and incur additional impairment charges or accelerated amortization. We expect total annual amortization expense (including amounts reported in cost of product revenues, but excluding any possible future amortization associated with 1) acquired IPR&D, and 2) intangible assets that may be capitalized as a result of our Confluent Surgical acquisition in January 2014) to be approximately $18.4 million in 2014, $16.5 million in 2015, $14.3 million in 2016, $12.5 million in 2017 and $12.1 million in 2018.
Operating expenses for the year ended December 31, 2013 also included a goodwill impairment charge of $46.7 million. The goodwill impairment charge is related to our U.S. Spine reporting unit. See Note 2 "Summary of Significant Accounting Policies - Goodwill and Other Intangible Assets" to our consolidated financial statements for further discussion.
Non-Operating Income and Expenses
The following is a summary of non-operating income and expenses:

	Years Ended December 31,
	2013	2012	2011
	(In thousands)
Interest income	$443	$1,205	$465
Interest expense	(19,788)	(22,237)	(27,640)
Other income (expense)	(1,801)	(721)	757
Total non-operating income and expense	$(21,146)	$(21,753)	$(26,418)

Interest Income and Interest Expense
Interest income decreased for the year ended December 31, 2013 because the investment yields of accounts held outside of the United States have declined as compared to the prior-year. Interest income on our invested cash in 2013, 2012 and 2011 was $0.4 million, $1.2 million and $0.5 million, respectively.
Interest expense was $19.8 million, $22.2 million and $27.6 million in 2013, 2012 and 2011, respectively. Interest expense in 2013 decreased by $2.4 million primarily as a result of the June 2012 repayment of our 2012 Senior Convertible Notes, which decreased our interest expense by $4.9 million. In addition, we capitalized $3.2 million of interest expense on our qualified construction in progress balances in 2013, which is $0.7 million less than we capitalized in 2012. These decreases were partially offset by an additional $1.1 million of higher interest expense because of increased borrowing on our revolving line of credit and $0.2 million of additional amortization of financing costs relating to our Senior Credit Facility amendment in 2013. Furthermore, the amount of our 2016 Notes discount amortization increased by $0.4 million as expected when using the effective interest method for its amortization in 2013.
Our reported interest expense for the years ended December 31, 2013, 2012 and 2011 includes non-cash interest related to the accounting for convertible securities of $6.5 million, $8.5 million and $10.6 million, respectively. The expense was primarily associated with the principal amount of the outstanding 2016 Notes and 2012 Notes, and interest and fees related to our $600.0 million senior secured credit facility. In 2013 and 2012, we capitalized a total of $1.4 million and $1.6 million of non-cash interest, respectively, and included it in the historical cost of assets constructed for the Company's own use.
Interest expense in the year ended December 31, 2012 decreased by $5.4 million primarily as a result of the June repayment of our 2012 Notes and capitalizing a portion of our interest cost relating to certain assets constructed for our internal use.
Our reported interest expense for the years ended December 31, 2013, 2012 and 2011 included $2.3 million, $2.7 million and $3.4 million, respectively, of non-cash amortization of debt issuance costs. The 2011 amount includes approximately $0.8 million of fees expensed in connection with our refinancing in June 2011.
Other Income (Expense)
Other expense of $1.8 million in 2013 was primarily attributable to a write-off of $1.5 million for a capital expenditure project not placed into service and by foreign exchange losses on intercompany balances.
In 2012, net other expense of $0.7 million consisted predominantly of foreign exchange losses.
In 2011, net other income of $0.8 million consisted of research and development reimbursements from third-party partners and foreign governments, partially offset by foreign exchange losses.
Income Taxes
Our effective income tax rate was 32.7%, 20.8% and 1.8% of income before income taxes in 2013, 2012 and 2011, respectively. See Note 10, “Income Taxes,” in our consolidated financial statements for a reconciliation of the United States federal statutory rate to our effective tax rate.
In 2013 our full-year worldwide income decreased significantly, primarily due to the impairment of goodwill (which primarily created a non-deductible tax event for the current year), the introduction of the medical device excise tax in the U.S., and an overall decrease of earnings generated in the United States and around the world. The foreign effective tax rate decreased as well due to the shift in the mix of earnings, minimal benefits associated with the goodwill impairment charge, and a loss of income tax benefits in France as a result of a French tax law change that was enacted on December 30, 2013. This increase was partially offset by a reversal of $3.8 million of accrued uncertain tax positions, which includes interest. Additionally, the Company recorded a tax benefit in the fourth quarter of 2013 of $1.0 million related to the correction of a deferred tax item relating primarily to 2011.
In 2012, our full-year worldwide income increased significantly, primarily due to the increase of earnings generated in the United States. The shift in the mix of earnings caused a significant increase in our worldwide effective tax rate. This increase was partially offset by a reversal of $2.6 million of reserves, which includes interest for uncertain tax positions.
In 2011, we recorded a reversal of $2.5 million of reserves, which included interest, for uncertain tax positions due to matters that were considered effectively settled. We recorded additional tax expenses of $1.7 million for a correction to a state deferred tax asset relating to 2009 and recorded a tax benefit of $2.2 million relating to the correction of various deferred tax items for periods prior to 2011 that largely impacted foreign operations. These amounts were not material to the current or prior periods and were therefore recorded in 2011.
Our effective tax rate could vary from year to year depending on, among other factors, the geographic and business mix and taxable earnings and losses. We consider these factors and other, including our history of generating taxable earnings, in assessing our ability to realize deferred tax assets. We estimate the range of our worldwide effective income tax rate for 2014 to be approximately 21% to 22%.
We have recorded a valuation allowance of $9.1 million against the remaining $112.5 million of gross deferred tax assets recorded at December 31, 2013. This valuation allowance relates to deferred tax assets for which the Company does not believe it has satisfied the more likely than not threshold for realization. We do not anticipate additional income tax benefits through future reductions in the valuation allowance. However, if we determine that we would be able to realize more or less than the recorded amount of net deferred tax assets, we will record an adjustment to the deferred tax asset valuation allowance in the period such a determination is made. Our deferred tax asset valuation allowance decreased $5.2 million in 2013, $18.1 million in 2012, and $4.3 million in 2011.
At December 31, 2013 we had net operating loss carryforwards of $56.7 million for federal income tax purposes, $36.6 million for foreign income tax purposes and $54.7 million for state income tax purposes to offset future taxable income. The federal net operating loss carryforwards expire through 2032, $18.9 million of the foreign net operating loss carryforwards expire through 2021 with the remaining $17.7 million having an indefinite carry forward period. The state net operating loss carryforwards expire through 2032.

As of December 31, 2013, we have not provided deferred U.S. income taxes or foreign withholding taxes on temporary differences of approximately $190.7 million resulting from earnings for certain non-U.S. subsidiaries which are permanently reinvested outside the U.S. The unrecognized deferred tax liability associated with these temporary differences was estimated to be $30.9 million at December 31, 2013.  Events that could trigger a need to repatriate foreign cash to the U.S. and generate a tax might include U.S. acquisitions, loans from a foreign subsidiary, or anticipated tax law changes that are considered unfavorable and would result in higher taxes on repatriations that occur after the change in tax law goes into effect.
GEOGRAPHIC PRODUCT REVENUES AND OPERATIONS
We attribute revenues to geographic areas based on the location of the customer. There are certain revenues that the various U.S. segments manage that are generated from non-U.S. customers and therefore included in Europe and the Rest of World revenues below – these revenues are not significant. Total revenue by major geographic area consisted of the following:

	Years Ended December 31,
	2013	2012	2011
	(In thousands)
United States	$642,694	$642,830	$589,946
Europe	93,977	90,920	97,184
Rest of World	99,543	97,121	92,948
Total revenues	$836,214	$830,871	$780,078
In 2013, sales to our U.S. customers were essentially flat compared to the prior year. We saw increases in our reconstructive, neurosurgery and orthobiologics business; however, these gains were offset by decreases in spine hardware, instruments, and private label. European sales increased approximately 3% in 2013 compared to the prior year resulting primarily from increases in sales of spine hardware. Sales to customers in the Rest of the World region increased approximately 2% for the year ended December 31, 2013 due largely to spine hardware across all geographies, and instruments in Asia.
In 2012 sales to our U.S. customers increased approximately 9% compared to the prior year, resulting from a full-year impact of the SeaSpine and Ascension acquisitions, with steady increases in all of our U.S. segments sales. European sales declined approximately 6% in 2012 compared to the prior year resulting primarily from changes in foreign exchange rates, which had an impact on our neurosurgery and orthopedics products, and to a lesser extent, instruments. Sales to customers in the Rest of the World region increased approximately 5% for the year ended December 31, 2012. We experienced this increase in all product lines across all Rest of the World geographies.
With our global reach, we generate revenues and incur operating expenses in multiple foreign currencies, including euros, British pounds, Swiss francs, Canadian dollars, Japanese yen, and Australian dollars. Accordingly, we will experience currency exchange risk with respect to those foreign currency denominated revenues and operating expenses. The Company generated revenues denominated in foreign currencies of $134.2 million, $133.3 million and $142.4 million during the years ended December 31, 2013, 2012 and 2011, respectively.
We will continue to assess the potential effects that changes in foreign currency exchange rates could have on our business. However, either a strengthening or a weakening of the dollar against individual foreign currencies could reduce future revenues and gross margins. If we believe this potential impact presents a significant risk to our business, we may enter into derivative financial instruments to mitigate this risk.
Additionally, we generate significant revenues outside the United States, a portion of which are U.S. dollar-denominated transactions conducted with customers who generate revenue in currencies other than the U.S. dollar. As a result, currency fluctuations between the U.S. dollar and the currencies in which those customers do business may have an impact on the demand for our products in foreign countries.
Local economic conditions, regulatory, legal or political considerations, the effectiveness of our sales representatives and distributors, local competition and changes in local medical practice all could combine to affect our sales into markets outside the United States.
Relationships with customers and effective terms of sale frequently vary by country, often with longer-term receivables than are typical in the United States.
Economic conditions in certain European countries, especially Greece, Ireland, Italy, Portugal and Spain, have been steadily improving through 2013. Accounts receivable from customers in these countries represented approximately $6.1 million of our total accounts receivable balance of which $0.7 million was reserved at December 31, 2013. At December 31, 2012, the accounts receivable from customers in these countries was $4.3 million of which $0.4 million was reserved. We continually evaluate receivables for potential collection risks associated with our customers. If the financial condition of customers or their respective countries’ healthcare systems continue to deteriorate it may negatively impact our results in future periods.
LIQUIDITY AND CAPITAL RESOURCES
Cash and Marketable Securities
We had cash and cash equivalents totaling approximately $120.6 million and $96.9 million at December 31, 2013 and 2012, respectively.
We determined that our existing cash, future cash to be generated from operations, and our remaining $413.1 million of borrowing capacity under our senior secured revolving credit facility at December 31, 2013, if needed, will satisfy our foreseeable working capital, debt repayment and capital expenditure requirements for at least the next twelve months.
In 2014, we anticipate that our principal uses of cash will include between $45.0 million and $55.0 million on capital expenditures primarily for our continued expansion of regenerative medicine manufacturing capacity, support and maintenance in our existing plants, our enterprise resource planning system implementation, and additions to our instrument kits used in sales of orthopedic products. Additionally, we will continue to build inventories in preparation for our facilities consolidations in 2014.
At December 31, 2013, our non-U.S. subsidiaries held approximately $96.1 million of cash and cash equivalents that are available for use by all of our operations around the world. However, if these funds were repatriated to the United States or used for United States operations, certain amounts could be subject to United States tax for the incremental amount in excess of the foreign tax paid.
Cash Flows

	Year Ended December 31,
	2013	2012
	(As adjusted)*
	(In thousands)
Net cash provided by operating activities	$53,268	$59,100
Net cash used in investing activities	(50,296)	(79,276)
Net cash provided by financing activities	19,019	11,750
Effect of exchange rate fluctuations on cash	1,685	4,556
Net increase (decrease) in cash and cash equivalents	$23,676	$(3,870)
* See Note 2A of the consolidated financial statements for discussion of the impact of the change in accounting for the medical device excise tax.

In the fourth quarter of 2013, we sold 4.025 million shares of our common stock in a registered public offering to a select group of underwriters. The net proceeds of the offering were $152.5 million after deducting the underwriters' discounts and commissions and all other estimated offering expenses. Through December 31, 2013, we have used all of the net proceeds from this offering to pay down a portion of our outstanding Senior Credit Facility balance.
Cash Flows Provided by Operating Activities
We generated operating cash flows of $53.3 million, $59.1 million and $104.3 million for years ended December 31, 2013, 2012 and 2011, respectively.
Operating cash flow was lower than the same period in 2012. Net loss for the year ended December 31, 2013 plus items included in that loss which did not result in a change to our cash balance amounted to cash inflows of $80.7 million compared to $82.7 million in 2012. Changes in working capital in 2013 decreased cash flows by approximately $22.9 million. Among the changes in working capital, accounts receivable used $2.9 million of cash, inventory used $35.5 million of cash, prepaid expenses and other current assets provided $4.8 million of cash, and accounts payable, accrued expenses and other current liabilities provided $9.9 million of cash.
Operating cash flows for 2012 were lower than the same period in 2011 largely because of the repayment of our convertible 2012 Notes of $165.0 million, of which $31.0 million were classified as an operating use of cash for the repayment of accreted interest. Cash from operations was also negatively impacted by a one-time tax withholding payment of $29.8 million related to our former CEO's deferred equity compensation. Net income for the year ended December 31, 2012, plus items included in those earnings that did not result in a change to our cash balance, amounted to approximately $82.7 million. Changes in working capital decreased cash flows by approximately $22.1 million. Among the changes in working capital, accounts receivable provided $3.8 million of cash, inventory used $0.7 million of cash, prepaid expenses and other current assets used $3.1 million of cash, and accounts payable, accrued expenses and other current liabilities used $21.1 million of cash, where the $29.8 million cash paid for federal and state taxes was presented.
Net income for the year ended December 31, 2011, plus items included in those earnings that did not result in a change to our cash balance, amounted to $119.4 million. In 2011, the impact of net working capital items on operating cash flows excluding the impact of acquisitions was a decrease of $12.3 million. Increases in accounts receivable used $1.9 million of cash, increases in prepaid expenses and other current assets used $0.4 million of cash, which includes a tax refund of $10.0 million, and decreases in accounts payable, accrued expenses, and other current liabilities used $11.8 million of cash. Decreases in inventory provided $1.7 million of cash.
Cash Flows Used in Investing Activities
During the year ended December 31, 2013, we paid $47.9 million in cash for capital expenditures, most of which was directed to the expansion of our regenerative medicine production capacity and our global enterprise resource planning system implementation. We also paid $3.0 million in cash for the acquisition of Tarsus Medical, Inc.
During the year ended December 31, 2012, we paid $69.0 million in cash for capital expenditures, most of which was directed to the expansion and remediation of our regenerative medicine production capacity and implementation of a global enterprise resource planning system. We released $7.4 million of our indemnification holdback to the sellers of SeaSpine, Inc. We also experienced net unfavorable impact in short-term time deposit accounts representing the impact of changes in foreign exchange rates.
During the year ended December 31, 2011, we paid $152.0 million (net of $0.8 million of cash acquired) related to our acquisitions of Ascension Orthopedics, Inc. and SeaSpine, Inc. and invested $38.4 million in capital expenditures related primarily to expanding our regenerative medicine manufacturing capacity and to the implementation of our global enterprise resource planning system.
Cash Flows Provided by Financing Activities
Our principal sources of cash from financing activities in the year ended December 31, 2013 were from $152.5 million of net proceeds from the issuance of 4.025 million shares of common stock in the fourth quarter, $30.0 million borrowings under our Senior Credit Facility, $2.3 million in proceeds from stock option exercises and the tax impact of stock-based compensation, offset by $165.0 million repayments under our Senior Credit Facility and capitalized cost related to the amendment of our Senior Credit Facility of $1.1 million.
Our principal uses of cash for financing activities in the year ended December 31, 2012 were the payment of the liability component of our 2012 Notes of $134.4 million and $12.8 million of repayments under our Senior Credit Facility offset by $155.0 million of borrowings under our Senior Credit Facility.
Our principal sources of cash from financing activities in the year ended December 31, 2011 were from $230.0 million in borrowings under the 2016 Notes issued in June 2011 and proceeds from the related warrant sale of $28.5 million. These amounts were offset by $68.4 million in payments under our Senior Credit Facility, $42.9 million for the call option on our 2016 Notes, debt issuance costs of $8.1 million, treasury stock purchases of $83.5 million and proceeds from stock option exercises and the tax impact of stock based compensation of $4.5 million.
Working Capital
At December 31, 2013 and December 31, 2012, working capital was $401.8 million and $346.1 million, respectively.
Upcoming Debt Maturities

The Company’s Senior Credit Facility and 1.625% senior convertible notes due December 2016 all mature in 2016. Subsequent to December 31, 2013 we incurred additional borrowing under our Senior Credit Facility, and as a result we have approximately $651.9 million of outstanding borrowings under these two financing arrangements. The Company may attempt to refinance or extend, either or both of these obligations over the next 12-18 months depending on prevailing market conditions. Our ability to refinance or extend these obligations will depend on our operating and financial performance, which in turn is subject to prevailing economic conditions and financial, business and other factors beyond our control.  Any disruptions in our operations, the financial markets, or overall economy may adversely affect the availability and cost of credit to us.
Amended and Restated Senior Credit Agreement
On August 10, 2010, the Company entered into an amended and restated credit agreement (the “First Amendment") with a syndicate of lending banks and further amended the agreement on June 8, 2011 (the “Second Amendment”, and collectively referred to herein as the “Senior Credit Facility”). The Second Amendment increased the revolving credit component from $450.0 million to

$600.0 million and eliminated the $150.0 million term loan component that existed under the First Amendment, allows the Company to further increase the size of the revolving credit component by an aggregate of $200.0 million with additional commitments, provides the Company with decreased borrowing rates and annual commitment fees, and provides more favorable financial covenants. The Second Amendment extended the Senior Credit Facility’s maturity date from August 10, 2015 to June 8, 2016. Both the First Amendment and the Second Amendment are collateralized by substantially all of the assets of the Company’s U.S. subsidiaries, excluding intangible assets. At December 31, 2013, the Company was in compliance with all such covenants.
On May 11, 2012, the Company entered into another amendment to the Senior Credit Facility. The 2012 amendment modified certain financial and negative covenants as disclosed in Note 4 "Debt", the effect of which was to increase the Company’s capacity to borrow. In connection with the May 11, 2012 amendment, the Company capitalized $0.4 million in incremental financing costs.
On June 21, 2013, the Company entered into another amendment to the Senior Credit Facility. The 2013 amendment provides for an increase to the Company's Maximum Consolidated Total Leverage Ratio and permits the addition of certain costs and expenses in the calculation of the consolidated EBITDA as disclosed in Note 4 "Debt" to the Financial Statements. There were no other changes as a result of the 2013 amendment. In connection with the June 21, 2013 amendment, the Company capitalized $1.1 million in incremental financing costs.
Borrowings under the Senior Credit Facility currently bear interest, at the Company’s option, at a rate equal to (i) the Eurodollar Rate (as defined in the Senior Credit Facility, which definition has not changed) in effect from time to time plus the applicable rate (ranging from 1.00% to 1.75%) or (ii) the highest of (x) the weighted average overnight Federal funds rate, as published by the Federal Reserve Bank of New York, plus 0.5%, (y) the prime lending rate of Bank of America, N.A. or (z) the one-month Eurodollar Rate plus 1.0%. The applicable rates are based on the Company’s consolidated total leverage ratio (defined as the ratio of (a) consolidated funded indebtedness less cash in excess of $40 million that is not subject to any restriction of the use or investment thereof to (b) consolidated EBITDA) at the time of the applicable borrowing. The Company will also pay an annual commitment fee (ranging from 0.15% to 0.30%, based on the Company’s consolidated total leverage ratio) on the daily amount by which the revolving credit facility exceeds the outstanding loans and letters of credit under the credit facility.
We plan to utilize the Senior Credit Facility for working capital, capital expenditures, share repurchases, acquisitions, debt repayments and other general corporate purposes. At December 31, 2013 and December 31, 2012, there were $186.9 million and $321.9 million outstanding, respectively, under the Senior Credit Facility at a weighted average interest rate of 2.0% and 1.8%, respectively. The Company considers the balance to be long-term in nature based on its current intent and ability to repay the borrowing outside of the next twelve-month period.
At December 31, 2013, there was approximately $413.1 million available for borrowing under the Senior Credit Facility.
Subsequent to year-end, in January 2014, we borrowed an additional $235.0 million from the Senior Credit Facility in connection with our acquisition of Confluent Surgical.
Convertible Debt and Related Hedging Activities
We pay interest each June 15 and December 15 on our $230.0 million senior convertible notes due December 2016 (“2016 Notes”) at an annual interest rate of 1.625%. We repaid our $165.0 million senior convertible notes due June 2012 ("2012 Notes") in full during June 2012 in accordance with their term.
The 2016 Notes are senior, unsecured obligations of Integra, and are convertible into cash and, if applicable, shares of our common stock based on an initial conversion rate, subject to adjustment, of 17.4092 shares per $1,000 principal amount of 2016 Notes (which represents an initial conversion price of approximately $57.44 per share). We expect to satisfy any conversion of the 2016 Notes with cash up to the principal amount pursuant to the net share settlement mechanism set forth in the respective indenture and, with respect to any excess conversion value, with shares of our common stock. The 2016 Notes are convertible only in the following circumstances: (1) if the closing sale price of our common stock exceeds 150% of the conversion price during a period as defined in the applicable indenture; (2) if the average trading price per $1,000 principal amount of the 2016 Notes is less than or equal to 98% of the average conversion value of the 2016 Notes during a period as defined in the applicable indenture; (3) at any time on or after June 15, 2016; or (4) if specified corporate transactions occur. The issue price of the 2016 Notes was equal to their face amounts, which is also the amount holders are entitled to receive at maturity if the 2016 Notes are not converted. None of these conditions existed with respect to the 2016 Notes; therefore the 2016 Notes are classified as long-term.
In connection with the issuance of the 2016 Notes, we entered into call transactions and warrant transactions, primarily with affiliates of the initial purchasers of the 2016 Notes (the “hedge participants”). The cost of the call transactions to us was approximately $42.9 million for the 2016 Notes. We received approximately $28.5 million of proceeds from the warrant transactions for 2016 Notes. The call transactions involved our purchasing call options from the hedge participants, and the warrant transactions involved us selling call options to the hedge participants with a higher strike price than the purchased call options. The initial strike price of the call transactions is approximately $57.44, subject to anti-dilution adjustments substantially similar to those in the 2016 Notes. The initial strike price of the warrant transactions is approximately $70.05 for the 2016 Notes, subject to customary anti-dilution adjustments.
We may from time to time seek to retire or purchase a portion of our outstanding 2016 Notes through cash purchases and/or exchanges for equity securities, in open market purchases, privately negotiated transactions or otherwise. Such repurchases or exchanges, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors. Under certain circumstances, the call options associated with any repurchased 2016 Notes may terminate early, but only with respect to the number of 2016 Notes that cease to be outstanding. The amounts involved may be material.
Share Repurchase Plan
On October 23, 2012, our Board of Directors terminated the October 2010 authorization and authorized the repurchase of up to $75.0 million of outstanding common stock through December 2014. Shares may be purchased either in the open market or in privately negotiated transactions. We repurchased no shares under this program through December 31, 2013 and $75.0 million remains available under the authorization.
Dividend Policy
We have not paid any cash dividends on our common stock since our formation. Our Senior Credit Facility limits the amount of dividends that we may pay. Any future determinations to pay cash dividends on our common stock will be at the discretion of our Board of Directors and will depend upon our financial condition, results of operations, cash flows and other factors deemed relevant by the Board of Directors.
Contractual Obligations and Commitments
As of December 31, 2013, we were obligated to pay the following amounts under various agreements:

	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
	(In millions)
Convertible Securities(1)	$230.0	$—	$230.0	$—	$—
Senior Credit Facility(2)	186.9	—	186.9	—	—
Interest(3)	11.2	3.7	7.5	—	—
Employment Agreements(4)	1.3	1.3	—	—	—
Operating Leases	66.9	12.1	17.4	9.0	28.4
Purchase Obligations	17.1	5.4	5.5	6.2	—
Other	8.5	3.1	3.2	1.0	1.2
Total	$521.9	$25.6	$450.5	$16.2	$29.6

(1)
The estimated debt service obligation of the senior convertible securities includes interest expense representing the amortization of the discount on the liability component of the senior convertible notes in accordance with the authoritative guidance. See Note 4 "Debt" of our consolidated financial statements for additional information.

(2)
The Company may borrow and make payments against the credit facility from time to time and considers all of the outstanding amounts to be long term based on its current intent and ability to repay the borrowing outside of the next twelve-month period.

Subsequent to year-end, in January 2014, the Company borrowed an additional $235.0 million from the Senior Credit Facility in connection with our acquisition of Confluent Surgical.

(3)
Interest is calculated on the convertible securities based on current interest rates paid by the Company. As the revolving credit facility can be repaid at any time, no interest has been included in the calculation.

(4)	Amounts shown under Employment Agreements do not include compensation resulting from a change in control.

Excluded from the contractual obligations table is the liability for uncertain tax benefits, including interest and penalties, totaling $3.8 million. This liability for uncertain tax benefits has been excluded because we cannot make a reliable estimate of the period in which the uncertain tax benefits may be realized.
Off-Balance Sheet Arrangements
There were no off-balance sheet arrangements during the year ended December 31, 2013 that have or are reasonably likely to have, a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to our interests.
CRITICAL ACCOUNTING POLICIES AND THE USE OF ESTIMATES
Our discussion and analysis of financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities, and the reported amounts of revenues and expenses. Significant estimates affecting amounts reported or disclosed in the consolidated financial statements include allowances for doubtful accounts receivable and sales returns and allowances, net realizable value of inventories, valuation of intangible assets including in-process research and development, amortization periods for acquired intangible assets, estimates of projected cash flows and discount rates used to value intangible assets and test goodwill and intangible assets for impairment, estimates of projected cash flows and depreciation and amortization periods for long-lived assets, computation of taxes, computation of valuation allowances recorded against deferred tax assets, valuation of stock-based compensation, valuation of pension assets and liabilities, valuation of derivative instruments, valuation of the equity component of convertible debt instruments, valuation of debt instruments and loss contingencies. These estimates are based on historical experience and on various other assumptions that are believed to be reasonable under the current circumstances. Actual results could differ from these estimates.
We believe that the following accounting policies, which form the basis for developing these estimates, are those that are most critical to the presentation of our consolidated financial statements and require the more difficult subjective and complex judgments:
Change in Accounting Principle
In the first quarter of 2014, the Company changed its method of accounting for the medical device excise tax (“MDET”). Prior to the change the Company recorded the MDET in inventory at the time of the first sale and then recognized the tax in cost of goods sold when the medical device was sold to the ultimate customer. Under the new method, the MDET will be recorded in selling, general and administrative expenses in the period the first sale occurs, which could be an intercompany sale.

The Company believes that this change in accounting principle is preferable as the new method provides a better comparison with the Company's industry peers, the majority of which expense the MDET at the time of the first sale.
The medical device excise tax applies to sales beginning January 1, 2013; therefore, only 2013 financial results were affected by this change. Accordingly, the 2013 results included herein have been revised to reflect the retrospective application of the change in accounting principle had the new method been in effect that year,
Allowances for Doubtful Accounts Receivable and Sales Returns and Allowances
We evaluate the collectability of accounts receivable based on a combination of factors. In circumstances where a specific customer is unable to meet its financial obligations to us, we record an allowance against amounts due to reduce the net recognized receivable to the amount that we reasonably expect to collect. For all other customers, we record allowances for doubtful accounts based on the length of time the receivables are past due, the current business environment and our historical experience. If the financial condition of customers or the length of time that receivables are past due were to change, we may change the recorded amount of allowances for doubtful accounts in the future through charges or reductions to selling, general and administrative expense.
We record a provision for estimated sales returns and allowances on revenues in the same period as the related revenues are recorded. We base these estimates on historical sales returns and allowances and other known factors. If actual returns or allowances differ from our estimates and the related provisions for sales returns and allowances, we may change the sales returns and allowances provision in the future through an increase or decrease in revenues.
Inventories
Inventories, consisting of purchased materials, direct labor and manufacturing overhead, are stated at the lower of cost (determined by the first-in, first-out method) or market. At each balance sheet date, we evaluate ending inventories for excess quantities, obsolescence or shelf-life expiration. Our evaluation includes an analysis of historical sales levels by product, projections of future demand by product, the risk of technological or competitive obsolescence for our products, general market conditions, a review of the shelf-life expiration dates for our products, and the feasibility of reworking or using excess or obsolete products or components in the production or assembly of other products that are not obsolete or for which we do not have excess quantities in inventory. To the extent that we determine there are excess or obsolete quantities or quantities with a shelf life that is too near its expiration for us to reasonably expect that we can sell those products prior to their expiration, we adjust their carrying value to estimated net realizable value. If future demand or market conditions are lower than our projections, or if we are unable to rework excess or obsolete quantities into other products, we may record further adjustments to the carrying value of inventory through a charge to cost of product revenues in the period the revision is made.
Valuation of Goodwill, Identifiable Intangible Assets, and In-Process Research and Development Charges
We review goodwill, identifiable intangible assets with indefinite lives and capitalized in-process research and development for impairment annually. We continually assess whether events or changes in circumstances represent a 'triggering' event that would require us to complete an impairment assessment. Factors that we consider in determining whether a triggering event has occurred include a significant change in the business climate, legal factors, operating performance indicators, competition, sale or disposition of significant assets or products, or the termination of development programs. Application of these impairment tests requires significant judgments, including estimation of future cash flows, which is dependent on internal forecasts, estimation of the long-term rate of growth for our business, the useful life over which cash flows will occur and determination of our weighted-average cost of capital.
Should a triggering event be deemed to occur, and for each of the annual goodwill impairment assessments, we are required to estimate the expected net cash flows to be realized over the life of the asset and/or the asset's fair value. Fair values are determined by a discounted cash flow model. These estimates are also subject to significant management judgment including the determination of many factors such as revenue growth rates, cost growth rates, terminal value assumptions and discount rates. Changes in these estimates can have a significant impact on the determination of cash flows and fair value and could potentially result in future material impairments.
We test our goodwill for impairment at least annually on July 31 of each year. We performed our most recent annual assessment on July 31, 2013 which resulted in a non-cash goodwill impairment charge of $46.7 million in our U.S. Spine reporting unit. As previously disclosed, the Company has monitored its U.S. Spine business and disclosed that it was at risk for impairment. In the third quarter, during the course of the annual strategic planning process, the Company determined that both the actual and expected income and cash flows for the U.S. Spine reporting unit were projected to be substantially lower than forecasts, and the U.S. spine market recovery may take longer than originally forecasted, including the current expectation of future significant negative pricing pressures. Factors that contributed to the impairment of the U.S. Spine reporting unit include broader market issues as well as company-specific issues. Company-specific issues have included turnover of some distributors, significant delays in new product introductions and other operational issues that negatively impacted the projected revenues and decreased their projected number by a material amount. As a result, the Company lowered its expectations of recovery in the U.S. market and its related impact on the U.S. Spine reporting unit. This revised outlook resulted in a reduction of the U.S. Spine forecasts of the sales, operating income and cash flows expected in 2014 and beyond and consequently, has resulted in an impairment charge.
To derive the fair value of the reporting units, as required in step one of the impairment test, the Company used the income approach, specifically the discounted cash flow ("DCF") method, which incorporates significant estimates and assumptions made by management which, by their nature, are characterized by uncertainty. The key assumptions impacting the valuation included:

•
The Company's financial projections for its reporting units, which are based on management's assessment of regional and macroeconomic variables, industry trends and market opportunities, and the Company's strategic objectives and future growth plans.

•
The projected terminal value for each reporting unit, which represents the present value of projected cash flows beyond the last period in the discounted cash flow analysis. The terminal value reflects the Company's assumptions related to long-term growth rates and profitability, which are based on several factors, including local and macroeconomic variables, market opportunities, and future growth plans.

•
The discount rate used to measure the present value of the projected future cash flows is set using a weighted-average cost of capital method that considers market and industry data as well as the Company's specific risk factors that are likely to be considered by a market participant. The weighted-average cost of capital is the Company's estimate of the overall after-tax rate of return required by equity and debt holders of a business enterprise.

Based on the results of step one of the impairment test, the Company determined that the carrying value of the U.S. Spine reporting unit exceeded its respective fair value, and accordingly, the Company proceeded to step two of the impairment test.
In the second step, the Company assigned the reporting unit's fair value to all of its assets and liabilities, including any unrecognized intangible assets, in a hypothetical analysis that calculates the implied fair value of goodwill in the same manner as if the reporting unit were being acquired in a business combination. If the implied fair value of the reporting unit's goodwill is less than the carrying value, the difference is recorded as an impairment charge. This allocation process was performed only for the purposes of measuring the goodwill impairment and not to adjust the carrying values of the recognized tangible assets and liabilities. Step two of the impairment was initiated in the third quarter of 2013, but due to the time necessary to complete the analysis, was not completed at that time. The Company recorded its estimate of the goodwill impairment charge of $46.7 million during the third quarter of

2013, which represents the remaining goodwill balance in the U.S. Spine reporting unit. The Company finalized the step two analysis in the fourth quarter of 2013 and there were no changes to the impairment charge initially recorded. Approximately $16.2 million of the goodwill impairment charge was deductible for tax purposes.
Prior to performing the annual goodwill impairment tests for the U.S. Spine reporting unit, we tested long-lived assets to be held and used by this reporting unit for impairment on an undiscounted cash flow basis. Based on the results of this testing, there was no impairment.
Derivatives
We develop, manufacture, and sell medical devices globally. Our earnings and cash flows are exposed to market risk from changes in interest rates and currency exchange rates. We address these risks through a risk management program that includes the use of derivative financial instruments, and operate the program pursuant to documented corporate risk management policies. All derivative financial instruments are recognized in the financial statements at fair value in accordance with the authoritative guidance. Under the guidance, for those instruments that are designated and qualify as hedging instruments, the hedging instrument must be designated as a fair value hedge, cash flow hedge, or a hedge of a net investment in a foreign operation, based on the exposure being hedged. The accounting for changes in the fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and, further, on the type of hedging relationship. Our derivative instruments do not subject our earnings or cash flows to material risk, and gains and losses on these derivatives generally offset losses and gains on the item being hedged. We have not entered into derivative transactions for speculative purposes and all of our derivatives are designated as hedges.
All derivative instruments are recognized at their fair values as either assets or liabilities on the balance sheet. We determine the fair value of our derivative instruments, using the framework prescribed by the authoritative guidance, by considering the estimated amount we would receive to sell or transfer these instruments at the reporting date and by taking into account expected forward interest rates, currency exchange rates, the creditworthiness of the counterparty for assets, and our creditworthiness for liabilities. In certain instances, we may utilize a discounted cash flow model to measure fair value. Generally, we use inputs that include quoted prices for similar assets or liabilities in active markets; other observable inputs for the asset or liability; and inputs that are derived principally from, or corroborated by, observable market data by correlation or other means. As of December 31, 2013, observable inputs are available for substantially the full term of our derivative instruments.
Income Taxes
Since we conduct operations on a global basis, our effective tax rate has and will depend upon the geographic distribution of our pre-tax earnings among locations with varying tax rates. Changes in the tax rates of the various jurisdictions in which we operate affect our profits. In addition, we maintain a reserve for uncertain tax benefits, changes to which could impact our effective tax rate in the period such changes are made. The effective tax rate can also be impacted by changes in valuation allowances of deferred tax assets, and tax law changes.
Our provision for income taxes may change period-to-period based on specific events, such as the settlement of income tax audits and changes in tax laws, as well as general factors, including the geographic mix of income before taxes, state and local taxes and the effects of the Company's global income tax strategies. We maintain strategic management and operational activities in overseas subsidiaries and our foreign earnings are taxed at rates that are generally lower than in the United States. See Note 10, “Income Taxes,” in our consolidated financial statements for disclosures related to foreign and domestic pretax income, foreign and domestic income tax (benefit) expense and the effect foreign taxes have on our overall effective tax rate.
We recognize a tax benefit from an uncertain tax position only if it is more likely than not to be sustained upon examination based on the technical merits of the position. The amount of the accrual for which an exposure exists is measured by determining the amount that has a greater than 50 percent likelihood of being realized upon ultimate settlement of the position. Components of the reserve are classified as a long-term liability in the consolidated balance sheets. We record interest and penalties accrued in relation to uncertain tax benefits as a component of income tax expense.
We believe we have identified all reasonably identifiable exposures and the reserve we have established for identifiable exposures is appropriate under the circumstances; however, it is possible that additional exposures exist and that exposures will be settled at amounts different than the amounts reserved. It is also possible that changes in facts and circumstances could cause us to either materially increase or reduce the carrying amount of our tax reserves.
Our deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and their basis for income tax purposes, and also the temporary differences created by the tax effects of capital loss, net operating loss and tax credit carryforwards. We record valuation allowances to reduce deferred tax assets to the amounts that are more likely than not to be realized. We could recognize no benefit from our deferred tax assets or we could recognize some or all of the future benefit depending on the amount and timing of taxable income we generate in the future.
Our policy is to provide income taxes on earnings of certain foreign subsidiaries only to the extent those earnings are taxable or are expected to be remitted.

Loss Contingencies
We are subject to claims and lawsuits in the ordinary course of our business, including claims by employees or former employees, with respect to our products and involving commercial disputes. We accrue for loss contingencies when it is deemed probable that a loss has been incurred and that loss is estimable. The amounts accrued are based on the full amount of the estimated loss before considering insurance proceeds, if applicable, and do not include an estimate for legal fees expected to be incurred in connection with the loss contingency. We consistently accrue legal fees expected to be incurred in connection with loss contingencies as those fees are incurred by outside counsel as a period cost. Our financial statements do not reflect any material amounts related to possible unfavorable outcomes of claims and lawsuits to which we are currently a party because we currently believe that such claims and lawsuits are not expected, individually or in the aggregate, to result in a material adverse effect on our financial condition. However, it is possible that these contingencies could materially affect our results of operations, financial position and cash flows in a particular period if we change our assessment of the likely outcome of these matters.
Recently Issued and Adopted Accounting Standards
On February 5, 2013, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. The objective of this standard is to improve the reporting of reclassifications out of accumulated other comprehensive income. The amendment requires an entity to report the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income if the amount being reclassified is required under U.S. generally accepted accounting principles (GAAP) to be reclassified in its entirety to net income. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross-reference other disclosures required under U.S. GAAP that provide additional detail about those amounts. This would be the case when a portion of the amount reclassified out of accumulated other comprehensive income is reclassified to a balance sheet account (for example, inventory) instead of directly to income or expense in the same reporting period. This ASU is effective for fiscal years and interim periods within those years beginning after December 15, 2012 for public entities and its adoption did not have a material impact on the Company's financial statements.
On July 17, 2013, the FASB issued ASU No. 2013-10, Inclusion of the Fed Funds Effective Swap Rate (or Overnight Index Swap Rate) as a Benchmark Interest Rate for Hedge Accounting Purposes. The revised standard allows entities to now use the Federal Funds Effective Swap Rate (which is the Overnight Index Swap Rate, or OIS rate, in the U.S.) as a benchmark interest rate for hedge accounting purposes under U.S. GAAP. Previously, only U.S. Treasury and London Interbank Offered Rate (LIBOR) rates could be used as benchmark interest rates in hedge accounting. In issuing the new guidance, which became effective July 17, 2013, the FASB responded to an increase in demand for hedging exposures to the OIS rate, driven partly by regulations that require collateralization and central clearing of over-the-counter derivatives. The guidance allows entities to develop new hedging strategies but does not resolve ineffectiveness issues that arise in existing LIBOR hedges when the OIS rate is used to discount future cash flows. The standard adoption did not have a material impact on the Company's financial statements.
On July 18, 2013, the FASB issued ASU No. 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. This updated guidance requires an unrecognized tax benefit to be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, similar tax loss, or a tax credit carryforward. To the extent the tax benefit is not available at the reporting date under the governing tax law or if the entity does not intend to use the deferred tax asset for such purpose, the unrecognized tax benefit should be presented as a liability and not combined with deferred tax assets. The ASU 2013-11 is effective for fiscal years and interim periods within those years beginning after December 15, 2013 for public entities. Early adoption is permitted. The amendments are to be applied to all unrecognized tax benefits that exist as of the effective date and may be applied retrospectively to each prior reporting period presented. The standard adoption will not have a material impact on the Company's financial statements.
ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
We are exposed to various market risks, including changes in foreign currency exchange rates and interest rates that could adversely affect our results of operations and financial condition. To manage the volatility relating to these typical business exposures, we may enter into various derivative transactions when appropriate. We do not hold or issue derivative instruments for trading or other speculative purposes.
Foreign Currency Exchange and Other Rate Risks
We operate on a global basis and are exposed to the risk that changes in foreign currency exchange rates could adversely affect our financial condition, results of operations and cash flows. We are primarily exposed to foreign currency exchange rate risk with respect to transactions and net assets denominated in euros, Swiss francs, British pounds, Canadian dollars, Japanese yen, and Australian dollars. We manage the foreign currency exposure centrally, on a combined basis, which allows us to net exposures and to take advantage of any natural offsets. To mitigate the impact of currency fluctuations on transactions denominated in nonfunctional currencies, we periodically enter into derivative financial instruments in the form of foreign currency exchange forward contracts with major financial institutions. We temporarily record realized and unrealized gains and losses on these contracts that qualify as cash flow hedges in other comprehensive income, and then recognize them in other income or expense when the hedged item affects net earnings.
From time to time, we enter into foreign currency forward exchange contracts with terms of up to 12 months to manage currency exposures for transactions denominated in a currency other than an entity’s functional currency. As a result, the impact of foreign currency gains/losses recognized in earnings are partially offset by gains/losses on the related foreign currency forward exchange contracts in the same reporting period. At December 31, 2013, the company had no foreign currency forward contracts outstanding. At December 31, 2012, the notional amount of foreign currency contracts outstanding not designated as hedges was equivalent to $3.9 million, and there were no foreign currency forward contracts that were designated as hedges.
We maintain written policies and procedures governing our risk management activities. With respect to cash flow hedges, changes in cash flows attributable to hedged transactions are generally expected to be completely offset by changes in the fair value of hedge instruments. Consequently, foreign currency exchange contracts would not subject us to material risk due to exchange rate movements, because gains and losses on these contracts offset gains and losses on the assets, liabilities or transactions being hedged.
The results of operations discussed herein have not been materially affected by inflation.
Interest Rate Risk
Cash and Cash Equivalents - We are exposed to the risk of interest rate fluctuations on the interest income earned on our cash and cash equivalents. A hypothetical 100 basis point movement in interest rates applicable to our cash and cash equivalents outstanding at December 31, 2013 would increase interest income by approximately $1.2 million on an annual basis. No significant decrease in interest income would be expected as our cash balances are earning interest at rates of approximately 23 basis points. We are subject to foreign currency exchange risk with respect to cash balances maintained in foreign currencies.
Senior Credit Facility - Our interest rate risk relates primarily to U.S. dollar LIBOR-indexed borrowings. We use an interest rate swap derivative instrument to manage our earnings and cash flow exposure to changes in interest rates. This interest rate swap fixed the interest rate on a portion of our expected LIBOR-indexed floating-rate borrowings beginning on December 31, 2010. At December 31, 2013 the interest rate swap had a notional amount of $112.5 million outstanding, and the fair value was a net liability of $2.4 million. We recognized $1.9 million of additional interest expense related to this interest rate swap during 2013.
Based on our outstanding borrowings at December 31, 2013, a one-percentage point change in interest rates would have impacted interest expense on the unhedged portion of the debt by $0.7 million on an annualized basis.

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
Financial statements and the financial statement schedules specified by this Item, together with the report thereon of PricewaterhouseCoopers LLP, are presented following Item 15 of this report.
Information on quarterly results of operations is set forth in our financial statements under Note 15, “Selected Quarterly Information — Unaudited,” to our consolidated financial statements.
PART III
INCORPORATION BY REFERENCE
The information called for by Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities relating to equity compensation plans, Item 10. Directors, Executive Officers and Corporate Governance, Item 11. Executive Compensation, Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters, Item 13. Certain Relationships and Related Transactions, and Director Independence and Item 14. Principal Accountant Fees and Services is incorporated herein by reference to the Company’s definitive proxy statement for its Annual Meeting of Stockholders scheduled to be held on May 20, 2014, which definitive proxy statement is expected to be filed with the Commission not later than 120 days after the end of the fiscal year to which this report relates.

PART IV

ITEM 15.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
(a) Documents filed as a part of this report.
1. Financial Statements.
The following financial statements and financial statement schedules are filed as a part of this report:
All other schedules not listed above have been omitted, because they are not applicable or are not required, or because the required information is included in the consolidated financial statements or notes thereto.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Integra Lifesciences Holdings Corporation

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity and cash flows present fairly, in all material respects, the financial position of Integra Lifesciences Holdings Corporation and its subsidiaries at December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing under Item 15(a)(2) of the Company’s 2013 Annual Report on Form 10-K presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control - Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management's Report on Internal Control over Financial Reporting (not presented herein) appearing under Item 9A of the Company’s 2013 Annual Report on Form 10-K. Our responsibility is to express opinions on these financial statements, on the financial statement schedule and on the Company's internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

As discussed in Note 2A to the consolidated financial statements, the Company changed the manner in which it accounts for the medical device excise tax effective January 1, 2013.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/PricewaterhouseCoopers LLP

Florham Park, New Jersey
February 26, 2014, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in accounting for the medical devise excise tax and the realignment of segment revenues discussed in Note 2A, as to which the date is June 19, 2014.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2013	2012	2011
	(As adjusted)*
	(In thousands, except per share amounts)
Total revenue, net	$836,214	$830,871	$780,078
Costs and Expenses:
Cost of goods sold	327,045	314,427	299,150
Research and development	52,088	51,012	51,451
Selling, general and administrative	407,802	373,114	358,132
Intangible asset amortization	12,697	18,536	16,433
Goodwill impairment charge	46,738	—	—
Total costs and expenses	846,370	757,089	725,166
Operating income (loss)	(10,156)	73,782	54,912
Interest income	443	1,205	465
Interest expense	(19,788)	(22,237)	(27,640)
Other income (expense), net	(1,801)	(721)	757
Income (loss) before income taxes	(31,302)	52,029	28,494
Provision (benefit) for income taxes	(10,235)	10,825	505
Net income (loss)	$(21,067)	$41,204	$27,989
Basic net income (loss) per common share	$(0.74)	$1.46	$0.97
Diluted net income (loss) per common share	$(0.74)	$1.44	$0.95
Weighted average common shares outstanding (See Note 11):
Basic	28,416	28,232	28,952
Diluted	28,416	28,516	29,495

* See Note 2A of the consolidated financial statements for discussion of the impact of the change in accounting for the medical device excise tax.

The accompanying notes are an integral part of these consolidated financial statements.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Years Ended December 31,
	2013	2012	2011
	(As adjusted)*
	(In thousands)
Net income (loss)	$(21,067)	$41,204	$27,989
Other comprehensive income (loss), before tax:
Change in foreign currency translation adjustments	5,874	5,224	(5,624)
Unrealized gain (loss) on derivatives
Unrealized derivative gains (losses) arising during period	(110)	(2,062)	(6,306)
Less: Reclassification adjustments for gains (losses) included in net income (loss)	(1,830)	(2,210)	(2,269)
Unrealized gain (loss) on derivatives	1,720	148	(4,037)

Defined benefit pension plan - net gain (loss) arising during period	(1,398)	(1,313)	861

Total other comprehensive income (loss), before tax	6,196	4,059	(8,800)
Income tax (expense) benefit related to items in other comprehensive income (loss)	(472)	237	1,502
Total other comprehensive income (loss), net of tax	5,724	4,296	(7,298)

Comprehensive income (loss), net of tax	$(15,343)	$45,500	$20,691

* See Note 2A of the consolidated financial statements for discussion of the impact of the change in accounting for the medical device excise tax.
The accompanying notes are an integral part of these consolidated financial statements.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
CONSOLIDATED BALANCE SHEETS

	December 31,
	2013	2012
	(As adjusted)*
	(In thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$120,614	$96,938
Trade accounts receivable, net of allowances of $6,194 and $7,221	118,145	114,916
Inventories, net	206,919	171,806
Deferred tax assets	48,616	39,100
Prepaid expenses and other current assets	26,858	30,291
Total current assets	521,152	453,051
Property, plant and equipment, net	200,310	177,898
Intangible assets, net	197,163	212,267
Goodwill	249,764	294,067
Deferred tax assets	15,412	15,957
Other assets	8,338	10,359
Total assets	$1,192,139	$1,163,599
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable, trade	$50,752	$36,742
Deferred revenue	4,197	3,505
Accrued compensation	28,079	34,914
Accrued expenses and other current liabilities	36,354	31,768
Total current liabilities	119,382	106,929
Long-term borrowings under senior credit facility	186,875	321,875
Long-term convertible securities	205,182	197,672
Deferred tax liabilities	2,083	5,393
Other liabilities	12,527	13,955
Total liabilities	526,049	645,824
Commitments and contingencies
Stockholders’ Equity:
Preferred Stock; no par value; 15,000 authorized shares; none outstanding	—	—
Common stock; $0.01 par value; 60,000 authorized shares; 41,042 and 36,852 issued at December 31, 2013 and 2012, respectively	410	369
Additional paid-in capital	750,918	587,301
Treasury stock, at cost; 8,903 shares at December 31, 2013 and 2012, respectively	(367,121)	(367,121)
Accumulated other comprehensive income (loss)	927	(4,797)
Retained earnings	280,956	302,023
Total stockholders’ equity	666,090	517,775
Total liabilities and stockholders’ equity	$1,192,139	$1,163,599

* See Note 2A of the consolidated financial statements for discussion of the impact of the change in accounting for the medical device excise tax.

The accompanying notes are an integral part of these consolidated financial statements.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2013	2012	2011
	(As adjusted)*
	(In thousands)
OPERATING ACTIVITIES:
Net income (loss)	$(21,067)	$41,204	$27,989
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	47,010	52,611	50,172
Non-cash impairment charges	47,078	—	—
Deferred income tax provision (benefit)	(13,145)	1,537	1,156
Share-based compensation	10,393	9,051	26,805
Amortization of debt issuance costs	2,298	2,725	3,387
Non-cash interest expense	6,463	8,520	10,591
Payment of accreted interest	—	(30,617)	—
Loss on disposal of property and equipment	1,965	1,312	—
Excess tax benefits from stock-based compensation arrangements	(270)	(3,634)	(848)
Other, net	—	—	164
Changes in assets and liabilities, net of business acquisitions:
Accounts receivable	(2,892)	3,783	(1,878)
Inventories	(35,505)	(711)	1,702
Prepaid expenses and other current assets	4,823	(3,067)	(395)
Other non-current assets	441	(553)	375
Accounts payable, accrued expenses and other current liabilities	9,945	(21,071)	(11,842)
Deferred revenue	697	(1,051)	104
Other non-current liabilities	(4,966)	(939)	(3,154)
Net cash provided by operating activities	53,268	59,100	104,328
INVESTING ACTIVITIES:
Cash used in business acquisitions, net of cash acquired	(2,980)	(7,278)	(151,951)
Purchases of property and equipment	(47,851)	(69,031)	(38,425)
Sales of property and equipment	535	—	—
Purchases of short-term investments	—	(67,907)	—
Maturities of short-term investments	—	64,940	—
Net cash used in investing activities	(50,296)	(79,276)	(190,376)
FINANCING ACTIVITIES:
Borrowings under senior credit facility	30,000	155,000	145,000
Repayments under senior credit facility	(165,000)	(12,812)	(213,437)
Proceeds from liability component of convertible notes	—	—	186,830
Proceeds from equity component of convertible notes	—	—	43,170
Proceeds from sale of stock purchase warrants	—	—	28,451
Purchase of option hedge on convertible notes	—	—	(42,895)
Proceeds from the issuance of common stock, net of issuance costs	152,458	—	—
Payment of liability component of convertible notes	—	(134,383)	—
Debt issuance costs	(1,053)	(385)	(8,064)
Purchases of treasury stock	—	—	(83,463)
Proceeds from exercised stock options	2,344	696	3,697
Excess tax benefits from stock-based compensation arrangements	270	3,634	848
Net cash provided by financing activities	19,019	11,750	60,137
Effect of exchange rate changes on cash and cash equivalents	1,685	4,556	(2,044)
Net increase (decrease) in cash and cash equivalents	23,676	(3,870)	(27,955)
Cash and cash equivalents at beginning of period	96,938	100,808	128,763
Cash and cash equivalents at end of period	$120,614	$96,938	$100,808

* See Note 2A of the consolidated financial statements for discussion of the impact of the change in accounting for the medical device excise tax.

The accompanying notes are an integral part of these consolidated financial statements.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

	Common Stock		Treasury Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings (As adjusted)*	Total Equity
	Shares	Amount	Shares	Amount
	(In thousands)

Balance, December 31, 2010	35,527	$355	(6,994)	$(283,658)	$552,231	$(1,795)	$232,830	$499,963
Net income	—	—	—	—	—		27,989	27,989
Other comprehensive income (loss), net of tax	—	—	—	—	—	(7,298)	—	(7,298)
Proceeds from equity component on convertible notes	—	—	—	—	43,170	—	—	43,170
Proceeds from sale of stock purchase warrants	—	—	—	—	28,451	—	—	28,451
Purchase of option hedge on convertible notes	—	—	—	—	(42,895)	—	—	(42,895)
Equity portion of convertible notes issuance costs	—	—	—	—	(1,334)	—	—	(1,334)
Issuance of common stock through employee benefit plans	207	2	—	—	374	—	—	376
Share-based compensation	—	—	—	—	27,679	—	—	27,679
Repurchase of common stock	—	—	(1,909)	(83,463)	—	—	—	(83,463)
Balance, December 31, 2011	35,734	$357	(8,903)	$(367,121)	$607,676	$(9,093)	$260,819	$492,638
Net income	—	—	—	—	—	—	41,204	41,204
Other comprehensive income (loss), net of tax	—	—	—	—	—	4,296	—	4,296
Issuance of common stock through employee benefit plans	9	1	—	—	250	—	—	251
Share-based compensation	1,109	11	—	—	(20,625)	—	—	(20,614)
Balance, December 31, 2012	36,852	$369	(8,903)	$(367,121)	$587,301	$(4,797)	$302,023	$517,775
Net loss	—	—	—	—	—	—	(21,067)	(21,067)
Other comprehensive income (loss), net of tax	—	—	—	—	—	5,724	—	5,724
Issuance of common stock	4,025	40	—	—	152,418	—	—	152,458
Issuance of common stock through employee benefit plans	165	1	—	—	1,065	—	—	1,066
Share-based compensation	—	—	—	—	10,134	—	—	10,134
Balance, December 31, 2013	41,042	$410	(8,903)	$(367,121)	$750,918	$927	$280,956	$666,090

* See Note 2A of the consolidated financial statements for discussion of the impact of the change in accounting for the medical device excise tax.
The accompanying notes are an integral part of these consolidated financial statements.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS
Integra LifeSciences Holdings Corporation (the “Company”) was incorporated in Delaware in 1989. The Company, a world leader in medical devices, is dedicated to limiting uncertainty for surgeons through the development, manufacturing, and marketing of cost-effective surgical implants and medical instruments. Its products are used primarily in neurosurgery, extremity reconstruction, orthopedics and general surgery.
The Company sells its products directly through various sales forces and through a variety of other distribution channels.
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
BASIS OF PRESENTATION
These financial statements and the accompanying notes are prepared in accordance with accounting principles generally accepted in the United States of America and conform to Regulation S-X under the Securities Exchange Act of 1934, as amended.
PRINCIPLES OF CONSOLIDATION
The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly owned. All significant intercompany accounts and transactions are eliminated in consolidation. See Note 3, “Acquisitions and Pro Forma Results", for details of new subsidiaries included in the consolidation.
USE OF ESTIMATES
The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities, and the reported amounts of revenues and expenses. Significant estimates affecting amounts reported or disclosed in the consolidated financial statements include allowances for doubtful accounts receivable and sales returns and allowances, net realizable value of inventories, valuation of intangible assets and in-process research and development ("IPR&D"), amortization periods for acquired intangible assets, discount rates and estimated projected cash flows used to value and test impairments of long-lived assets and goodwill, estimates of projected cash flows, depreciation and amortization periods for long-lived assets, computation of taxes, valuation allowances recorded against deferred tax assets, the valuation of stock-based compensation, valuation of pension assets and liabilities, valuation of derivative instruments, valuation of the equity component of convertible debt instruments, and valuation of debt instruments and loss contingencies. These estimates are based on historical experience and on various other assumptions that are believed to be reasonable under the current circumstances. Actual results could differ from these estimates.
OUT OF PERIOD ADJUSTMENTS
In the fourth quarter of 2013, income tax benefit was increased by $1.0 million for the cumulative effect of immaterial errors related to the Company's reserve for uncertain tax positions that related to prior periods. Of the $1.0 million increase, $0.9 million was to correct an error that was recorded in the deferred tax accounts in 2011, and the remainder of the error had an insignificant impact across several years. Based upon our evaluation of relevant factors related to this matter, we concluded that the uncorrected adjustments in our previously issued consolidated financial statements for any of the periods affected are immaterial and that the impact of recording the cumulative correction in the fourth quarter of 2013 is not material to our earnings for the full year ending December 31, 2013.
In the fourth quarter of 2012, interest expense was reduced by $3.3 million for the cumulative correction of immaterial errors in capitalized interest on our construction in progress balances related to prior periods. The $3.3 million decrease in interest expense reflects (a) $1.5 million of interest expense that should have been capitalized in previous quarters in 2012, and (b) $1.4 million and $0.4 million of interest expense that should have been capitalized in the years ended December 31, 2011 and 2010, respectively. The 2012 amount above includes $2.1 million, $1.4 million, and $0.4 million related to the first three quarters of 2012 and to the years ended December 31, 2011 and 2010, respectively. Based upon our evaluation of relevant factors related to this matter, we concluded that the uncorrected adjustments in our previously issued consolidated financial statements for any of the periods affected are immaterial and that the impact of recording the cumulative correction in the fourth quarter of 2012 is not material to our earnings for the full year ending December 31, 2012.

RECLASSIFICATIONS
Certain amounts from the prior years' financial statements have been reclassified in order to conform to the current year's presentation.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

CASH AND CASH EQUIVALENTS
The Company considers all short-term, highly liquid investments purchased with original maturities of three months or less to be cash equivalents.
TRADE ACCOUNTS RECEIVABLE AND ALLOWANCES FOR DOUBTFUL ACCOUNTS RECEIVABLE
Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The Company grants credit to customers in the normal course of business, but generally does not require collateral or any other security to support its receivables.
The Company evaluates the collectability of accounts receivable based on a combination of factors. In circumstances where a specific customer is unable to meet its financial obligations to the Company, a provision to the allowances for doubtful accounts is recorded against amounts due to reduce the net recognized receivable to the amount that is reasonably expected to be collected. For all other customers, a provision to the allowances for doubtful accounts is recorded based on factors including the length of time the receivables are past due, the current business environment and the Company's historical experience. Provisions to the allowances for doubtful accounts are recorded to selling, general and administrative expenses. Account balances are charged off against the allowance when it is probable that the receivable will not be recovered.
INVENTORIES
Inventories, consisting of purchased materials, direct labor and manufacturing overhead, are stated at the lower of cost, the value determined by the first-in, first-out method, or market. Inventories consisted of the following:

	December 31,
	2013	2012
	(In thousands)
Finished goods	$123,786	$102,401
Work in process	47,403	40,067
Raw materials	35,730	29,338
Total inventories, net	$206,919	$171,806
The December 31, 2013 amounts above have been revised to correct an immaterial misclassification of certain items between work in process and raw materials.
At each balance sheet date, the Company evaluates inventories for excess quantities, obsolescence or shelf life expiration. This evaluation includes analysis of historical sales levels by product, projections of future demand, the risk of technological or competitive obsolescence for products, general market conditions, a review of the shelf life expiration dates for products, as well as the feasibility of reworking or using excess or obsolete products or components in the production or assembly of other products that are not obsolete or for which there are not excess quantities in inventory. To the extent that management determines there are excess or obsolete inventory or quantities with a shelf life that is too near its expiration for the Company to reasonably expect that it can sell those products prior to their expiration, the Company adjusts the carrying value to estimated net realizable value.
The Company capitalizes inventory costs associated with certain products prior to regulatory approval, based on management's judgment of probable economic benefit. The Company could be required to expense previously capitalized costs related to pre-approval inventory upon a change in such judgment, due to, among other potential factors, a denial or delay of approval by necessary regulatory bodies or a decision by management to discontinue the related development program. No such amounts were capitalized at December 31, 2013 or 2012.

PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment are stated at historical cost less accumulated depreciation and any impairment charges. The Company provides for depreciation using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the lease term or the useful life. The cost of major additions and improvements is capitalized, while maintenance and repair costs that do not improve or extend the lives of the respective assets are charged to operations as incurred. The cost of computer software developed or obtained for internal use is accounted for in accordance with the Accounting Standards Codification 350-40, Internal-Use Software.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Property, plant and equipment balances and corresponding lives were as follows:

	December 31,
	2013	2012	Useful Lives
	(In thousands)
Land	$3,022	$2,768
Buildings and building improvements	15,377	7,908	5-40 years
Leasehold improvements	42,900	46,240	1-20 years
Machinery and production equipment	86,192	85,721	3-20 years
Surgical instrument kits	30,352	26,231	4-5 years
Information systems and hardware	51,171	42,145	1-7 years
Furniture, fixtures, and office equipment	16,363	15,692	1-15 years
Construction-in-progress	112,130	90,243
Total	357,507	316,948
Less: Accumulated depreciation	(157,197)	(139,050)
Property, plant and equipment, net	$200,310	$177,898
Depreciation expense associated with property, plant and equipment was $27.6 million, $27.5 million and $25.5 million for the years ended December 31, 2013, 2012 and 2011, respectively.
The Company leases certain computer equipment under capital lease agreements. At December 31, 2013 the gross carrying value and accumulated depreciation of such leases amounted to $1.6 million and $0.1 million, respectively, and the cost is included as a component of Furniture, fixtures, office equipment and information systems. The Company had no capital leases at December 31, 2012.
CAPITALIZED INTEREST
The interest cost on capital projects, including facilities build-out and internal use software, is capitalized and included in the cost of the project. Capitalization commences with the first expenditure for the project and continues until the project is substantially complete and ready for its intended use. When no debt is incurred specifically for a project, interest is capitalized on project expenditures using the weighted average cost of the Company's outstanding borrowings. For the years ended December 31, 2013 and 2012, respectively, the Company capitalized $3.2 million and $3.9 million of interest expense into property, plant and equipment.
GOODWILL AND OTHER INTANGIBLE ASSETS
The excess of the cost over the fair value of net assets of acquired businesses is recorded as goodwill. Goodwill is not subject to amortization, but is reviewed for impairment at the reporting unit level annually, or more frequently if impairment indicators arise. The Company's assessment of the recoverability of goodwill is based upon a comparison of the carrying value of goodwill with its estimated fair value. The Company revised its operating segments and reporting segments in connection with the change in the Company’s Chief Executive Officer (who serves as the Company’s chief operating decision maker) effective January 3, 2012. As a result, the Company reassigned the goodwill to these new reportable segments based on the relative fair value of the Company’s reporting units as of January 1, 2012.
Historically, goodwill was tested annually for impairment as of June 30 of each fiscal year. During the quarter ended June 30, 2012, the Company adopted a new accounting principle whereby the annual impairment review of goodwill is performed as of July 31 of each year. The change in the annual goodwill impairment testing date was made to better align the annual goodwill impairment test with the timing of the Company’s annual strategic planning process. In line with this change, the Company performed an assessment of the goodwill in each of its reporting units during the first quarter of 2012. This change in accounting principle did not delay, accelerate or avoid an impairment charge. Accordingly, the Company believes that the change described above was preferable under the circumstances.
On July 31, 2013, the Company performed the annual goodwill impairment test which resulted in a non-cash goodwill impairment charge of $46.7 million for its U.S. Spine reporting unit, which is a part of the U.S. Spine and Other reportable segment.
As previously disclosed, the Company has monitored its U.S. Spine business and disclosed that it was at risk for impairment. During the course of the annual strategic planning process performed during the third quarter, the Company determined that both the actual and expected income and cash flows for the U.S. Spine reporting unit were projected to be substantially lower than forecasts, and the U.S. spine market recovery may take longer than originally forecasted, including the current expectation of future significant negative pricing pressures. Factors that contributed to the impairment of the U.S. Spine reporting unit include broader market issues as well as company-specific issues. Company-specific issues have included turnover of some distributors, significant delays in new product introductions and other operational issues that negatively impacted and decreased projected revenues by a material amount. As a result, the Company lowered its expectations of recovery in the U.S. market and its related

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

impact on the U.S. Spine reporting unit. This revised outlook resulted in a reduction of the U.S. Spine forecasts of the sales, operating income and cash flows expected in 2014 and beyond and consequently, resulted in an impairment charge.

To derive the fair value of the reporting units, as required in step one of the impairment test, the Company used the income approach, specifically the discounted cash flow ("DCF") method, which incorporates significant estimates and assumptions made by management which, by their nature, are characterized by uncertainty. Inputs used to fair value the Company's reporting units are considered inputs of the fair value hierarchy. For Level 3 measurements, significant increases or decreases in long-term growth rates or discount rates in isolation or in combination could result in a significantly lower or higher fair value measurement. The key assumptions impacting the valuation included:

•
The Company's financial projections for its reporting units, which are based on management's assessment of regional and macroeconomic variables, industry trends and market opportunities, and the Company's strategic objectives and future growth plans.

•
The projected terminal value for each reporting unit, which represents the present value of projected cash flows beyond the last period in the discounted cash flow analysis.  The terminal value reflects the Company's assumptions related to long-term growth rates and profitability, which are based on several factors, including local and macroeconomic variables, market opportunities, and future growth plans.

•
The discount rate used to measure the present value of the projected future cash flows is set using a weighted-average cost of capital method that considers market and industry data as well as the Company's specific risk factors that are likely to be considered by a market participant.  The weighted-average cost of capital is the Company's estimate of the overall after-tax rate of return required by equity and debt holders of a business enterprise.

Based on the results of step one of the impairment test, the Company determined that the carrying value of the U.S. Spine reporting unit exceeded its respective fair value, and accordingly, the Company proceeded to step two of the impairment test.

In the second step, the Company assigned the reporting unit's fair value to all of its assets and liabilities, including any unrecognized intangible assets, in a hypothetical analysis that calculates the implied fair value of goodwill in the same manner as if the reporting unit were being acquired in a business combination. If the implied fair value of the reporting unit's goodwill is less than the carrying value, the difference is recorded as an impairment charge. This allocation process was performed only for the purposes of measuring the goodwill impairment and not to adjust the carrying values of the recognized tangible assets and liabilities. Step two of the impairment test was initiated in the third quarter of 2013, but due to the time necessary to complete the analysis, was not completed at that time. The Company recorded its estimate of the goodwill impairment charge of $46.7 million in the third quarter of 2013, which represented the remaining goodwill balance in the U.S. Spine reporting unit. During the fourth quarter of 2013, the Company finalized the step two analysis relating to its impairment assessment of the goodwill and there were no changes to the impairment charge initially recorded. Approximately $16.2 million of the goodwill impairment charge was deductible for tax purposes.
Changes in the carrying amount of goodwill in 2013 and 2012 were as follows:

	U.S. Neurosurgery	U.S. Instruments	U.S. Extremities	U.S. Spine and Other	International	Total
	(In thousands)
Goodwill, gross	$94,312	$57,514	$60,353	$56,219	$25,669	$294,067
Accumulated impairment losses	—	—	—	—	—	—
Goodwill at December 31, 2012	$94,312	$57,514	$60,353	$56,219	$25,669	$294,067
Tarsus Medical, Inc. acquisition	—	—	180	—	—	180
Goodwill impairment charge	—	—	—	(46,738)	—	(46,738)
Foreign currency translation	853	519	546	106	231	2,255
Balance, December 31, 2013	$95,165	$58,033	$61,079	$9,587	$25,900	$249,764
Identifiable intangible assets are initially recorded at fair market value at the time of acquisition generally using an income or cost approach. The Company capitalizes costs incurred to renew or extend the term of recognized intangible assets and amortizes those costs over their expected useful lives.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The components of the Company's identifiable intangible assets were as follows:

	December 31, 2013				December 31, 2012
	Weighted Average Life	Cost	Accumulated Amortization	Net	Weighted Average Life	Cost	Accumulated Amortization	Net
	(Dollars in Thousands)
Completed technology	12 years	$81,238	$(45,343)	$35,895	12 years	$75,692	$(38,402)	$37,290
Customer relationships	12 years	146,627	(79,624)	67,003	12 years	147,690	(70,005)	77,685
Trademarks/brand names	31 years	33,703	(15,648)	18,055	31 years	33,807	(15,034)	18,773
Trademarks/brand names	Indefinite	48,484	—	48,484	Indefinite	48,484	—	48,484
Supplier relationships	27 years	34,721	(9,305)	25,416	27 years	34,721	(7,817)	26,904
All other (1)	5 years	4,251	(1,941)	2,310	4 years	4,519	(1,388)	3,131
		$349,024	$(151,861)	$197,163		$344,913	$(132,646)	$212,267

(1)	At December 31, 2013 and 2012, all other included IPR&D of $1.4 million and $1.7 million, respectively, which was indefinite-lived.
The Company performs its assessment of the recoverability of indefinite-lived intangible assets annually during the second quarter, or more frequently as impairment indicators arise, and it is based upon a comparison of the carrying value of such assets to their estimated fair values. The Company performed its most recent annual assessment during the second quarter of 2013, which resulted in no additional impairments.
During 2013, the Company recorded impairment charges of $0.4 million in research and development expense related to IPR&D projects that have been discontinued in its U.S Extremities segment.
During 2012, the Company recorded impairment charges of $0.1 million in cost of goods sold of its U.S. Neurosurgery segment related to technology assets whose related products were being discontinued.
During the year ended December 31, 2011, the Company recorded impairment charges to finite-lived intangible assets of $2.1 million related to technology assets whose related products were discontinued and $0.2 million related to a trade name that it no longer used because of the rebranding strategy. The Company recorded the charges as a component of cost of goods sold and amortization expense, respectively. The Company also identified one indefinite-lived trade name asset that it no longer used as a result of its rebranding strategy, which resulted in an impairment of $0.9 million. This charge was recorded as a component of amortization expense.
Amortization expense for the years ended December 31, 2013, 2012 and 2011 was $19.4 million, $25.1 million and $24.6 million, respectively. Annual amortization expense (including amounts reported in cost of product revenues, but excluding any possible future amortization associated with 1) acquired IPR&D, and 2) intangible assets that may be capitalized as a result of our Confluent Surgical acquisition in January 2014 (see Note 16)), is expected to approximate $18.4 million in 2014, $16.5 million in 2015, $14.3 million in 2016, $12.5 million in 2017 and $12.1 million in 2018. Amortization of product technology based intangible assets totaled $6.7 million, $6.6 million and $8.2 million for the years ended December 31, 2013, 2012 and 2011, respectively, and is presented by the Company within cost of goods sold.
LONG-LIVED ASSETS
Long-lived assets held and used by the Company, including property, plant and equipment and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For purposes of evaluating the recoverability of long-lived assets to be held and used, a recoverability test is performed using projected undiscounted net cash flows applicable to the long-lived assets. If an impairment exists, the amount of such impairment is calculated based on the estimated fair value of the asset. Impairments to long-lived assets to be disposed of are recorded based upon the difference between the carrying value and the fair value of the applicable assets.
INTEGRA FOUNDATION
The Company may periodically make contributions to the Integra Foundation, Inc. The Integra Foundation was incorporated in 2002 exclusively for charitable, educational, and scientific purposes and qualifies under IRC 501(c)(3) as an exempt private foundation. Under its charter, the Integra Foundation engages in activities that promote health, the diagnosis and treatment of disease, and the development of medical science through grants, contributions and other appropriate means. The Integra Foundation is a separate legal entity and is not a subsidiary of the Company; therefore, its results are not included in these consolidated financial

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

statements. The Company contributed $0.6 million, $1.0 million and $0.3 million to the Integra Foundation during the years ended December 31, 2013, 2012 and 2011, respectively. These contributions were recorded in selling, general, and administrative expense.
DERIVATIVES
The Company develops, manufactures, and sells medical devices globally, and its earnings and cash flows are exposed to market risk from changes in interest rates and currency exchange rates. The Company addresses these risks through a risk management program that includes the use of derivative financial instruments, and operates the program pursuant to documented corporate risk management policies. All derivative financial instruments are recognized in the financial statements at fair value in accordance with the authoritative guidance. Under the guidance, for those instruments that are designated and qualify as hedging instruments, the hedging instrument must be designated as a fair value hedge, cash flow hedge, or a hedge of a net investment in a foreign operation, based on the exposure being hedged. The accounting for changes in the fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and, further, on the type of hedging relationship. The Company's derivative instruments do not subject its earnings or cash flows to material risk, and gains and losses on these derivatives generally offset losses and gains on the item being hedged. The Company has not entered into derivative transactions for speculative purposes and from time to time, the Company may enter into derivatives that are not designated as hedging instruments in order to protect itself from currency volatility due to intercompany balances.
All derivative instruments are recognized at their fair values as either assets or liabilities on the balance sheet. The Company determines the fair value of its derivative instruments, using the framework prescribed by the authoritative guidance, by considering the estimated amount the Company would receive to sell or transfer these instruments at the reporting date and by taking into account: expected forward interest rates, currency exchange rates, the creditworthiness of the counterparty for assets, and its creditworthiness for liabilities. In certain instances, the Company utilizes a discounted cash flow model to measure fair value. Generally, the Company uses inputs that include quoted prices for similar assets or liabilities in active markets, other observable inputs for the asset or liability and inputs derived principally from, or corroborated by, observable market data by correlation or other means. The Company has classified all of its derivative assets and liabilities within Level 2 of the fair value hierarchy because observable inputs are available for substantially the full term of its derivative instruments. The Company classifies derivatives that meet the definition of hedges in the same category as the item being hedged for cash flow presentation purposes.
FOREIGN CURRENCY
All assets and liabilities of foreign subsidiaries which have a functional currency other than the U.S. dollar are translated at the rate of exchange at year-end, while elements of the income statement are translated at the average exchange rates in effect during the year. The net effect of these translation adjustments is shown as a component of accumulated other comprehensive income (loss). These currency translation adjustments are not currently adjusted for income taxes as they relate to permanent investments in non-U.S. subsidiaries. Foreign currency transaction gains and losses are reported in other income (expense), net.
INCOME TAXES
Income taxes are accounted for by using the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period when the change is enacted.
The Company recognizes a tax benefit from an uncertain tax position only if it is more likely than not to be sustained upon examination based on the technical merits of the position. Reserves are established for positions that don't meet this recognition threshold. The reserve is measured as the largest amount of benefit determined on a cumulative probability basis that the Company believes is more likely than not to be realized upon ultimate settlement of the position. These reserves are classified as long-term liabilities in the consolidated balance sheets of the Company. The Company also records interest and penalties accrued in relation to uncertain tax benefits as a component of income tax expense.
While the Company believes it has identified all reasonably identifiable exposures and the reserve it has established for identifiable exposures is appropriate under the circumstances, it is possible that additional exposures exist and that exposures may be settled at amounts different than the amounts reserved. It is also possible that changes in facts and circumstances could cause the Company to either materially increase or reduce the carrying amount of its tax reserve.
The Company's policy has been to leave its unremitted foreign earnings invested indefinitely outside the United States, and it intends to continue this policy. As such, taxes have not been provided on any of the remaining accumulated foreign unremitted earnings. Where it has become apparent that some or all of the undistributed earnings will be remitted in the foreseeable future, tax consequences are considered.
REVENUE RECOGNITION
Total revenues, net, include product sales, product royalties and other revenues, such as fees received under research, licensing, distribution arrangements, research grants, and technology-related royalties.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred; title and risk of loss have passed to the customer, there is a fixed or determinable sales price, and collectability of that sales price is reasonably assured. For product sales, the Company's stated terms are primarily FOB shipping point and with most customers, title and risk of loss pass to the customer at that time. With certain United States customers, the Company retains risk of loss until the customers receive the product, and in those situations, the Company recognizes revenue upon receipt by the customer. A portion of the Company's product revenue is generated from consigned inventory maintained at hospitals and distributors, and also from inventory physically held by field sales representatives.  For these types of products sales, the Company retains title until receiving appropriate notification that the product has been used or implanted, at which time revenue is recognized.
Each revenue transaction is evidenced by either a contract with the customer or a valid purchase order and an invoice which includes all relevant terms of sale. There are generally no significant customer acceptance or other conditions that prevent the Company from recognizing revenue in accordance with its delivery terms. In certain cases, where the Company has performance obligations that are significant to the functionality of the product, the Company recognizes revenue upon fulfillment of its obligation.
Sales invoices issued to customers contain the Company's price for each product or service. The Company performs a review of each specific customer's credit worthiness and ability to pay prior to accepting them as a customer. Further, the Company performs periodic reviews of its customers' status prospectively.
The Company records a provision for estimated returns and allowances on revenues in the same period as the related revenues are recorded. These estimates are based on historical sales returns and discounts and other known factors. The provisions are recorded as a reduction to revenues.
The Company's return policy, as set forth in its product catalogs and sales invoices, requires the Company to review and authorize the return of product in advance. Upon authorization, a credit will be issued for goods returned within a set amount of days from shipment, which is generally ninety days.
Product royalties are estimated and recognized in the same period that the royalty-based products are sold by the Company's strategic partners. The Company estimates and recognizes royalty revenue based upon communication with licensees, historical information and expected sales trends. Differences between actual revenues and estimated royalty revenues are adjusted in the period in which they become known, which is typically the following quarter. Historically, such adjustments have not been significant.
Other operating revenues may include fees received under research, licensing, and distribution arrangements, technology-related royalties and research grants. Non-refundable fees received under research, licensing and distribution arrangements or for the licensing of technology are recognized as revenue when received if the Company has no continuing obligations to the other party. For those arrangements where the Company has continuing performance obligations, revenue is recognized using the lesser of the amount of non-refundable cash received or the result achieved using the proportional performance method of accounting based upon the estimated cost to complete these obligations. Research grant revenue is recognized when the related expenses are incurred.
SHIPPING AND HANDLING FEES AND COSTS
Amounts billed to customers for shipping and handling are included in revenues. The related shipping and freight charges incurred by the Company are included in cost of goods sold. Distribution and handling costs of $14.1 million, $13.6 million and $11.5 million were recorded in selling, general and administrative expense during the years ended December 31, 2013, 2012 and 2011, respectively.
PRODUCT WARRANTIES
Certain of the Company's medical devices, including monitoring systems and neurosurgical systems, are reusable and are designed to operate over long periods of time. These products are sold with warranties which may extend for up to two years from date of purchase. The Company accrues estimated product warranty costs at the time of sale based on historical experience. Any additional amounts are recorded when such costs are probable and can be reasonably estimated. Accrued warranty expense of $0.3 million and $0.4 million is recorded in the consolidated balance sheet at December 31, 2013 and 2012, respectively.
 RESEARCH AND DEVELOPMENT
Research and development costs, including salaries, depreciation, consultant and other external fees, and facility costs directly attributable to research and development activities, are expensed in the period in which they are incurred.
IPR&D recorded in connection with acquisitions represent the value assigned to acquired assets to be used in research and development activities and for which there is no alternative use. Value is generally assigned to these assets based on the net present value of the projected cash flows expected to be generated by those assets.
During 2013 the Company capitalized $0.3 million of IPR&D as a result of current-year acquisitions, and there was none capitalized in 2012.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

EMPLOYEE TERMINATION BENEFITS AND OTHER EXIT-RELATED COSTS
The Company does not have a written severance plan, and it does not offer similar termination benefits to affected employees in all restructuring initiatives. Accordingly, in situations where minimum statutory termination benefits must be paid to the affected employees, the Company records employee severance costs associated with these restructuring activities in accordance with the authoritative guidance for non-retirement post-employment benefits. Charges associated with these activities are recorded when the payment of benefits is probable and can be reasonably estimated. In all other situations where the Company pays out termination benefits, including supplemental benefits paid in excess of statutory minimum amounts and benefits offered to affected employees based on management's discretion, the Company records these termination costs in accordance with the authoritative guidance for exit or disposal costs.
The timing of the recognition of charges for employee severance costs other than minimum statutory benefits depends on whether the affected employees are required to render service beyond their legal notification period in order to receive the benefits. If affected employees are required to render service beyond their legal notification period, charges are recognized ratably over the future service period. Otherwise, charges are recognized when management has approved a specific plan and employee communication requirements have been met.
For leased facilities and equipment that have been abandoned, the Company records estimated lease losses based on the fair value of the lease liability, as measured by the present value of future lease payments subsequent to abandonment, less the present value of any estimated sublease income on the cease-use date. For owned facilities and equipment that will be disposed of, the Company records impairment losses based on fair value less costs to sell. The Company also reviews the remaining useful life of long-lived assets following a decision to exit a facility and may accelerate depreciation or amortization of these assets, as appropriate.
STOCK-BASED COMPENSATION
The Company applies the authoritative guidance for stock-based compensation. This guidance requires companies to recognize the expense related to the fair value of their stock-based compensation awards. Stock-based compensation expense for stock option awards granted after January 1, 2006 was based on the fair value on the grant date using the binomial distribution model. The Company recognized compensation expense for stock option awards, restricted stock awards, performance stock awards and contract stock awards on a ratable basis over the requisite service period of the award. The long form method was used in the determination of the windfall tax benefit in accordance with the guidance.
PENSION BENEFITS
Defined benefit pension plans cover certain employees and retirees in the U.K. and former employees in Germany. Various factors are considered in determining the pension liability, including the number of employees expected to be paid their salary levels and years of service, the expected return on plan assets, the discount rate used to determine the benefit obligations, the timing of benefit payments and other actuarial assumptions. If the actual results and events for the pension plans differ from current assumptions, the benefit obligation may be over or under valued.
Retirement benefit plan assumptions are reassessed on an annual basis or more frequently if changes in circumstances indicate a re-evaluation of assumptions are required. The key benefit plan assumptions are the discount rate and expected rate of return on plan assets. The discount rate is based on average rates on bonds that matched the expected cash outflows of the benefit plans. The expected rate of return is based on historical and expected returns on the various categories of plan assets.
Pension contributions are expected to be consistent over the next few years since the Germany and U.K. plans are frozen. Contributions to the plans during the years ended December 31, 2013, 2012 and 2011 were $0.8 million, $0.8 million and $1.1 million, respectively.
CONCENTRATION OF CREDIT RISK
Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash and cash equivalents, which are held at major financial institutions, investment-grade marketable debt securities and trade receivables.
The Company's products are sold on an uncollateralized basis and on credit terms based upon a credit risk assessment of each customer. A portion of the Company's trade receivables to customers outside the United States includes sales to foreign distributors, who then sell to government owned or supported healthcare systems. The ongoing economic conditions in certain European countries, especially Greece, Ireland, Italy, Portugal and Spain remain uncertain. Accounts receivable from customers in these countries was approximately $6.1 million at December 31, 2013, of which $0.7 million was reserved. At December 31, 2012, the accounts receivable from customers in these countries was $4.3 million, of which $0.4 million was reserved.
None of the Company's customers accounted for 10% or more of the consolidated net sales during the years ended December 31, 2013, 2012 and 2011.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

RECENTLY ISSUED AND ADOPTED ACCOUNTING STANDARDS
On February 5, 2013, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. The objective of this standard is to improve the reporting of reclassifications out of accumulated other comprehensive income. The amendment requires an entity to report the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income if the amount being reclassified is required under U.S. generally accepted accounting principles (GAAP) to be reclassified in its entirety to net income. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross-reference other disclosures required under U.S. GAAP that provide additional detail about those amounts. This would be the case when a portion of the amount reclassified out of accumulated other comprehensive income is reclassified to a balance sheet account (for example, inventory) instead of directly to income or expense in the same reporting period. This ASU is effective for fiscal years and interim periods within those years beginning after December 15, 2012 for public entities and its adoption did not have a material impact on the Company's financial statements.
On July 17, 2013, the FASB issued ASU No. 2013-10, Inclusion of the Fed Funds Effective Swap Rate (or Overnight Index Swap Rate) as a Benchmark Interest Rate for Hedge Accounting Purposes. The revised standard allows entities to now use the Fed Funds Effective Swap Rate (which is the Overnight Index Swap Rate, or OIS rate, in the U.S.) as a benchmark interest rate for hedge accounting purposes under U.S. GAAP. Previously, only U.S. Treasury and London Interbank Offered Rate (LIBOR) rates could be used as benchmark interest rates in hedge accounting. In issuing the new guidance, which became effective July 17, 2013, the FASB responded to an increase in demand for hedging exposures to the OIS rate, driven partly by regulations that require collateralization and central clearing of over-the-counter derivatives. The guidance allows entities to develop new hedging strategies but does not resolve ineffectiveness issues that arise in existing LIBOR hedges when the OIS rate is used to discount future cash flows. The standard adoption did not have a material impact on the Company's financial statements.
On July 18, 2013, the FASB issued ASU No. 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. This updated guidance requires an unrecognized tax benefit to be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, similar tax loss, or a tax credit carryforward. To the extent the tax benefit is not available at the reporting date under the governing tax law or if the entity does not intend to use the deferred tax asset for such purpose, the unrecognized tax benefit should be presented as a liability and not combined with deferred tax assets. This ASU is effective for fiscal years and interim periods within those years beginning after December 15, 2013 for public entities. Early adoption is permitted. The amendments are to be applied to all unrecognized tax benefits that exist as of the effective date and may be applied retrospectively to each prior reporting period presented. The standard adoption will not have a material impact on the Company's financial statements.
SUPPLEMENTAL CASH FLOW INFORMATION
In addition to the payment of accreted interest associated with the settlement of the 2012 Convertible Notes, cash paid for interest during the years ended December 31, 2013, 2012 and 2011 was $9.5 million (net of $3.2 million that was capitalized into construction in progress), $12.0 million (net of $2.1 million that was capitalized into construction in progress) and $13.2 million, respectively.
Cash paid for income taxes for the years ended December 31, 2013, 2012 and 2011 was $7.6 million, $12.7 million and $14.5 million, respectively.
Property and equipment purchases included in liabilities at December 31, 2013, 2012 and 2011 were $8.6 million, $9.5 million and $6.4 million, respectively.
During the year ended December 31, 2013 the Company entered into a capital lease for equipment in the amount of $1.6 million.

2A. CHANGE IN ACCOUNTING PRINCIPLE AND REALIGNMENT OF SEGMENT REVENUES

Change in Accounting Principle

In the first quarter of 2014, the Company changed its method of accounting for the medical device excise tax (“MDET”). Prior to the change the Company recorded the MDET in inventory at the time of the first sale and then recognized the tax in cost of goods sold when the medical device was sold to the ultimate customer. Under the new method, the MDET will be recorded in selling, general and administrative expenses in the period the first sale occurs, which could be an intercompany sale.

The Company believes that this change in accounting principle is preferable as the new method provides a better comparison with the Company's industry peers, the majority of which expense the MDET at the time of the first sale.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The medical device excise tax applies to sales beginning January 1, 2013; therefore, only 2013 financial results were affected by this change. Accordingly, the 2013 results included herein have been revised to reflect the retrospective application of the change in accounting principle had the new method been in effect that year, as follows:

Consolidated Statements of Operations:

	Year ended December 31, 2013
	Originally		As
	Reported	Adjustments	Adjusted
	(In thousands, except per share amounts)
Cost of goods sold	$334,085	$(7,040)	$327,045
Selling, general and administrative	394,250	13,552	407,802
Income tax expense (benefit)	(7,813)	(2,422)	(10,235)
Net income (loss)	(16,977)	(4,090)	(21,067)
Basic net income (loss) per common share	$(0.60)		$(0.74)
Diluted net income (loss) per common share	(0.60)		(0.74)

Consolidated Statements of Comprehensive Income:

	Year ended December 31, 2013
	Originally		As
	Reported	Adjustments	Adjusted
	(In thousands, except per share amounts)
Net income (loss)	$(16,977)	$(4,090)	$(21,067)
Comprehensive income (loss)	(11,253)	(4,090)	(15,343)

Consolidated Balance Sheets:

	December 31, 2013
	Originally		As
	Reported	Adjustments	Adjusted
	(In thousands)
Inventories	$213,431	$(6,512)	$206,919
Deferred tax assets - current	46,300	2,316	48,616
Prepaid expenses and other current assets	26,752	106	26,858
Retained earnings	285,046	(4,090)	280,956

Consolidated Statements of Cash Flows:

	Year ended December 31, 2013
	Originally		As
	Reported	Adjustments	Adjusted
	(In thousands)
Net income (loss)	$(16,977)	$(4,090)	$(21,067)
Deferred income tax provision (benefit)	(10,829)	(2,316)	(13,145)
Inventories	(42,017)	6,512	(35,505)
Prepaid and other current assets	4,929	(106)	4,823

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Realignment of Segment Revenues

In the first quarter of 2014 the Company realigned certain products between operating segments.  The Company did not change its management structure and has determined that the Company still has the same five reportable segments.  The impact of this immaterial change on all periods presented is that (i) the revenues and segment profit of the U.S. Extremities segment is lower, and U.S. Instruments and U.S. Spine and Other segments are higher, and (ii) the global revenues of the Orthopedics product category is lower and the Instruments product category is higher.  These changes have been reflected in all periods presented. There has been no change in the Company's net revenues reported.

3. ACQUISITIONS AND PRO FORMA RESULTS
Tarsus Medical Inc.
On January 24, 2013, the Company acquired all outstanding preferred and common stock of Tarsus Medical, Inc. ("Tarsus") for a total of $4.7 million consisting of $3.1 million in cash (including working capital adjustments of $0.2 million) and contingent consideration with an estimated acquisition date fair value of approximately $1.6 million. The potential maximum undiscounted contingent consideration consists of a first milestone payment of up to $1.5 million and a second payment of up to $11.5 million. These payments are based on reaching certain sales thresholds of acquired products. Tarsus is a podiatry device company addressing clinical needs associated with diseases and injuries of the foot and ankle.
The following summarizes the final allocation of the purchase price based on fair value of the assets acquired and liabilities assumed:

	Final Purchase Price Allocation
	(Dollars in thousands)
Cash	$85
Prepaid expenses	13
Intangible assets:		Wtd. Avg. Life:
Technology	5,040	10 - 14 years
In-process research and development	340	Indefinite
Deferred tax asset - long term	1,334
Goodwill	116
Total assets acquired	6,928
Accounts payable and other liabilities	111
Deferred tax liability	2,152
Net assets acquired	$4,665
Management determined the preliminary fair value of net assets acquired during the first quarter of 2013 and finalized the working capital adjustment in the second quarter of 2013. The Company accounts for the contingent consideration by recording its fair value as a liability on the date of the acquisition and re-measuring the fair value at each reporting date until the contingency is resolved. Changes in fair value of the contingent consideration are recognized in earnings. Accordingly, on January 24, 2013 the Company recorded $1.6 million representing the initial fair value estimate of the contingent consideration that will be earned through December 31, 2015. The fair value of this liability is based on future sales projections of the Tarsus Medical product under various potential scenarios and weighting the probability of these outcomes for the period ended December 31, 2015. At the date of the acquisition, the first milestone cash flow projection was discounted using a rate of 4.3% based on an estimated after tax cost of debt; the second milestone cash flow projection was discounted using a weighted average cost of capital of 16.5%. These fair value measurements were based on significant inputs not observed in the market and thus represented a Level 3 measurement.
At December 31, 2013 the carrying value of the second milestone was reduced to zero as management determined that the probability was remote that the underlying sales threshold needed to warrant a payment would be achieved. Additionally, the carrying value of the first milestone was increased to reflect the change in the time value of money during the period. A reconciliation of the opening balances to the closing balances of these Level 3 measurements are as follows (dollars in thousands):

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

		Location in Statement of Operations
Balance as of January 1, 2013	$—
Contingent consideration from Tarsus acquisition	1,600
Gain from decrease in fair value of contingent consideration liability	(373)	Selling, general and administrative
Fair value at December 31, 2013	$1,227
The goodwill recorded in connection with this acquisition is based on (i) expected cost savings, operating synergies and other benefits expected to result from the combined operations, (ii) the value of the going-concern element of Tarsus’ existing business (that is, the higher rate of return on the assembled net assets versus if the Company had acquired all of the net assets separately), and (iii) intangible assets that do not qualify for separate recognition such as Tarsus’ assembled workforce. The goodwill acquired will not be deductible for tax purposes.
The impact of the Tarsus acquisition is not material to the consolidated operating results of the Company; therefore, the pro-forma impact of the acquisition has not been presented.
Ascension Orthopedics, Inc.
On September 23, 2011, the Company acquired Ascension Orthopedics, Inc. (“Ascension”) for $66.0 million, which includes amounts paid for working capital adjustments of $0.2 million less amounts received from escrow of $0.7 million. Ascension, based in Austin, Texas, develops and distributes a range of implants for the shoulder, elbow, wrist, hand, foot and ankle.
The following summarizes the final allocation of the purchase price based on fair value of the assets acquired and liabilities assumed:

	Final Purchase Price Allocation
	(Dollars in thousands)
Cash	$627
Inventory	12,760
Accounts receivable	2,917
Other current assets	2,398
Property, plant and equipment	4,649
Other long-term assets	70
Deferred tax asset — long term	12,543
Intangible assets:		Wtd. Avg. Life:
Technology	7,885	10 years
Customer relationships	5,750	12 years
In-process research and development	1,739	Indefinite
Supplier relationship	4,510	10 years
Trade name	560	1 year
Goodwill	15,460
Total assets acquired	71,868
Accounts payable and other liabilities	5,827
Net assets acquired	$66,041

Management determined the preliminary fair value of net assets acquired during the third quarter of 2011 and finalized the working capital adjustment in the second quarter of 2012. Measurement period adjustments included above reflected a decrease in the total fair value of inventory acquired and a decrease in the value of long-term deferred tax assets acquired which was recorded in the fourth quarter of 2011. The measurement period adjustments were made to reflect facts and circumstances existing as of the acquisition date, and did not result from intervening events subsequent to the acquisition date. These adjustments did not have a significant impact on the Company’s previously reported consolidated financial statements and, therefore, the Company has not retrospectively adjusted those financial statements.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The goodwill recorded in connection with this acquisition is based on (i) expected cost savings, operating synergies and other benefits expected to result from the combined operations, (ii) the value of the going-concern element of Ascension’s existing business (that is, the higher rate of return on the assembled net assets versus if the Company had acquired all of the net assets separately), and (iii) intangible assets that do not qualify for separate recognition such as Ascension’s assembled workforce. The goodwill acquired will not be deductible for tax purposes.
SeaSpine, Inc.
On May 23, 2011, the Company acquired all of the outstanding common stock of SeaSpine, Inc. (“SeaSpine”) for $88.7 million, which includes amounts paid for working capital adjustments of $0.3 million and indemnification holdbacks totaling $7.4 million all of which was released to the seller prior to December 31, 2013. SeaSpine is based in Vista, California and designs, develops and manufactures spinal fixation products and synthetic bone substitute products.
The following summarizes the final allocation of the purchase price based on fair value of the assets acquired and liabilities assumed:

	Final Purchase Price Allocation
	(Dollars in thousands)
Cash	$201
Inventory	14,900
Accounts receivable	7,608
Other current assets	623
Property, plant and equipment	9,177
Deferred tax asset—long term	302
Intangible assets:		Wtd. Avg. Life:
Technology	3,000	8 years
Customer relationships	41,200	13 years
Non-compete agreements	1,900	4 years
Trade name	300	1 year
Goodwill	14,572
Total assets acquired	93,783
Accounts payable and other liabilities	5,108
Net assets acquired	$88,675

Management determined the preliminary fair value of net assets acquired during the second quarter of 2011 and finalized the working capital adjustment in the first quarter of 2012. Measurement period adjustments included above reflect a decrease in the total fair value of consideration to be transferred pursuant to the final working capital adjustment. These measurement period adjustments were made to reflect facts and circumstances existing as of the acquisition date, and did not result from intervening events subsequent to the acquisition date. This adjustment did not have a significant impact on the Company’s previously reported consolidated financial statements and, therefore, the Company has not retrospectively adjusted those financial statements.
The goodwill recorded in connection with this acquisition is based on the benefits the Company expects to generate from SeaSpine’s future cash flows. For tax purposes, the Company is treating the acquisition as an asset acquisition; therefore, the goodwill will be deductible for tax purposes.
Pro Forma Results (unaudited)
The following unaudited pro forma financial information summarizes the results of operations for the year ended December 31, 2011 as if the acquisitions completed by the Company during 2011 had been completed as of January 1, 2010. The pro forma results are based upon certain assumptions and estimates, and they give effect to actual operating results prior to the acquisitions and adjustments to reflect (i) increased interest expense, depreciation expense, intangible asset amortization and fair value inventory step-up, (ii) decreases in certain expenses that will not be recurring in the post-acquisition entity, and (iii) income taxes at a rate consistent with the Company’s statutory rate. No effect has been given to other cost reductions or operating synergies. As a result, these pro forma results do not necessarily represent results that would have occurred if the acquisitions had taken place on the basis assumed above, nor are they indicative of the results of future combined operations.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Year Ended
December 31, 2011
(In thousands except per share amounts)
Total Revenue	$811,933
Net income	$23,236
Net income per share:
Basic	$0.80
Diluted	$0.79

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

4. DEBT
Amended and Restated Senior Credit Agreement
On August 10, 2010, the Company entered into an amended and restated credit agreement with a syndicate of lending banks (the “Senior Credit Facility”), and subsequently amended the Senior Credit Facility on June 8, 2011, May 11, 2012, and June 21, 2013.
The June 8, 2011 amendment:

i.	increased the revolving credit component from $450 million to $600 million and eliminated the $150 million term loan component that existed under the original amended and restated credit agreement;

ii.	allows the Company to further increase the size of the revolving credit component by an aggregate of $200 million with additional commitments;

iii.	provides the Company with decreased borrowing rates and annual commitment fees, and provides more favorable financial covenants; and

iv.	extended the maturity date from August 10, 2015 to June 8, 2016.
On May 11, 2012, the Company entered into another amendment to the Senior Credit Facility (the “2012 Amendment”). The 2012 Amendment modified certain financial and negative covenants. The 2012 Amendment provides that the Company’s Maximum Consolidated Total Leverage Ratio (a measure of net debt to consolidated EBITDA, in each case as defined in the Senior Credit Facility, as amended) during any consecutive four quarter period should not be greater than 3.75 to 1.00 during any such period ending on December 31, 2013 (instead of March 31, 2012). In addition, when calculating consolidated EBITDA for any period, the 2012 Amendment permits the addition of certain costs and expenses in the calculation of consolidated net income for such period, to the extent deducted in the calculation of consolidated net income. The Company capitalized $0.4 million of incremental financing costs in connection with the 2012 Amendment.
On June 21, 2013, the Company entered into another amendment to the Senior Credit Facility (the “2013 Amendment”). The 2013 Amendment modified certain financial and negative covenants and increased the Company’s Maximum Consolidated Total Leverage Ratio (a measure of net debt to consolidated EBITDA, in each case as defined in the Senior Credit Facility, as amended) to 4.25 through June 30, 2014, with a step-down to 4.00 through March 31, 2015, and then with another step-down to 3.75 thereafter. In addition, when calculating consolidated EBITDA for any period, the 2013 Amendment permits the addition of certain costs and expenses in the calculation of consolidated net income for such period, to the extent deducted in the calculation of consolidated net income. The effect of the 2013 Amendment is to increase the ability of the Company to borrow under the Senior Credit Facility during the affected periods. The Company capitalized $1.1 million of incremental financing costs in connection with the 2013 Amendment, which will be amortized through the maturity date of the Senior Credit Facility.
The Senior Credit Facility is collateralized by substantially all of the assets of the Company’s U.S. subsidiaries, excluding intangible assets. The Senior Credit Facility is subject to various financial and negative covenants and at December 31, 2013, the Company was in compliance with all such covenants.
Borrowings under the Senior Credit Facility currently bear interest, at the Company’s option, at a rate equal to (i) the Eurodollar Rate (as defined in the Senior Credit Facility, which definition has not changed) in effect from time to time plus the applicable rate (ranging from 1.00% to 1.75%) or (ii) the highest of (x) the weighted average overnight Federal funds rate, as published by the Federal Reserve Bank of New York, plus 0.5%, (y) the prime lending rate of Bank of America, N.A. or (z)  the one-month Eurodollar Rate plus 1.0%. The applicable rates are based on the Company’s consolidated total leverage ratio (defined as the ratio of (a) consolidated funded indebtedness less cash in excess of $40 million that is not subject to any restriction of the use or investment thereof to (b) consolidated EBITDA) at the time of the applicable borrowing.
The Company will also pay an annual commitment fee (ranging from 0.15% to 0.30%, based on the Company’s consolidated total leverage ratio) on the daily amount by which the revolving credit facility exceeds the outstanding loans and letters of credit under the credit facility.
At December 31, 2013 and 2012, there was $186.9 million and $321.9 million outstanding, respectively, under the Senior Credit Facility at a weighted average interest rate of 2.0% and 1.8%, respectively. At December 31, 2013, there was approximately $413.1 million available for borrowing under the Senior Credit Facility. The fair value of outstanding borrowings under the Senior Credit Facility at December 31, 2013 was approximately $187.7 million. The fair value of the Senior Credit Facility was determined by using a discounted cash flow model based on current market interest rates available to the Company. These inputs are corroborated by observable market data for similar liabilities and therefore classified within Level 2 of the fair value hierarchy. Level 2 inputs represent inputs that are observable for the asset or liability, either directly or indirectly and are other than active market observable

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

inputs that reflect unadjusted quoted prices for identical assets or liabilities. The Company considers the balance to be long term in nature based on its current intent and ability to repay the borrowing outside of the next twelve-month period.
2016 Convertible Senior Notes
On June 15, 2011, the Company issued $230.0 million aggregate principal amount of its 1.625% Convertible Senior Notes due 2016 (the “2016 Notes”). The 2016 Notes mature on December 15, 2016, and bear interest at a rate of 1.625% per annum payable semi-annually in arrears on December 15 and June 15 of each year. The portion of the debt proceeds that was classified as equity at the time of the offering was $43.2 million, an equivalent of that amount is being amortized to interest expense using the effective interest method through December 2016. The effective interest rate implicit in the liability component is 5.6%.
At December 31, 2013, the carrying amount of the liability component was $205.2 million, the remaining unamortized discount was $24.8 million, and the principal amount outstanding was $230.0 million. At December 31, 2012, the carrying amount of the liability component was $197.7 million, the remaining unamortized discount was $32.3 million and the principal amount outstanding was $230.0 million.
The fair value of the 2016 Notes at December 31, 2013 was approximately $252.4 million. The fair value of the liability of the 2016 Notes was determined using a discounted cash flow model based on current market interest rates available to the Company. These inputs are corroborated by observable market data for similar liabilities and therefore classified within Level 2 of the fair-value hierarchy.
The 2016 Notes are senior, unsecured obligations of the Company, and are convertible into cash and, if applicable, shares of its common stock based on an initial conversion rate, subject to adjustment of 17.4092 shares per $1,000 principal amount of 2016 Notes (which represents an initial conversion price of approximately $57.44 per share). The Company will satisfy any conversion of the 2016 Notes with cash up to the principal amount of the 2016 Notes pursuant to the net share settlement mechanism set forth in the indenture and, with respect to any excess conversion value, with shares of the Company’s common stock. The 2016 Notes are convertible only in the following circumstances: (1) if the closing sale price of the Company’s common stock exceeds 150% of the conversion price during a period as defined in the indenture; (2) if the average trading price per $1,000 principal amount of the 2016 Notes is less than or equal to 98% of the average conversion value of the 2016 Notes during a period as defined in the indenture; (3) at any time on or after June 15, 2016; or (4) if specified corporate transactions occur. The issue price of the 2016 Notes was equal to their face amount, which is also the amount holders are entitled to receive at maturity if the 2016 Notes are not converted. As of December 31, 2013, none of these conditions existed with respect to the 2016 Notes and as a result, the 2016 Notes are classified as long term.
In connection with the issuance of the 2016 Notes, the Company entered into call transactions and warrant transactions, primarily with affiliates of the initial purchasers of such notes (the “hedge participants”). The initial strike price of the call transaction is approximately $57.44 per share, subject to customary anti-dilution adjustments. The initial strike price of the warrant transaction is approximately $70.05 per share, subject to customary anti-dilution adjustments.
2012 Senior Convertible Notes
On June 11, 2007, the Company issued $165.0 million aggregate principal amount of its 2012 Notes (the “2012 Notes”). The 2012 Notes bear interest at a rate of 2.375% per annum payable semi-annually in arrears on December 1 and June 1 of each year. In accordance with the accounting guidance for debt with conversion and other options, the Company accounted for the liability and equity components of the 2012 Notes separately. The portion of the debt proceeds that the Company had classified as equity at the time of the offering, and recognized as a debt discount, was determined based on the fair value of similar debt instruments that did not include a conversion feature and amounted to $30.6 million. The Company amortized the debt discount to interest expense using the effective interest method through June 2012. The effective interest rate implicit in the liability component was based on the Company’s estimated non-convertible borrowing rate at the date the 2012 Notes were issued and was 6.8%.
In connection with the issuance of the 2012 Notes, the Company entered into call transactions and warrant transactions, primarily with affiliates of the initial purchasers of such notes (the “hedge participants”). The total cost of the call transactions to the Company was approximately $30.4 million and the Company received approximately $12.2 million of proceeds from the warrant transactions. The call transactions involve the Company’s purchasing call options from the hedge participants, and the warrant transactions involve the Company’s selling call options to the hedge participants with a higher strike price than the purchased call options.
In June 2012, the Company repaid the 2012 Notes at maturity with long-term borrowings from its Senior Credit Facility and cash on hand. The related bond hedge contracts terminated in components over the 100 trading day period commencing 90 days after the maturity of the 2012 Notes.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Convertible Note Interest
The interest expense components of the Company’s convertible notes are as follows:

	Years Ended December 31,
	2013	2012	2011
	(In thousands)
2016 Notes:
Amortization of the discount on the liability component (1)	$6,463	$5,993	$3,740
Cash interest related to the contractual interest coupon (2)	3,218	3,154	2,024
Total	$9,681	$9,147	$5,764

2012 Notes:
Amortization of the discount on the liability component (1)	$—	$2,527	$6,850
Cash interest related to the contractual interest coupon (2)	—	1,378	3,919
Total	$—	$3,905	$10,769

(1)
In 2013, the amortization of the discount on the liability component of the 2016 Note is presented net of capitalized interest of $1.0 million. In 2012, the amortization of the discount on the liability component of the 2016 and 2012 Notes are presented net of capitalized interest of $1.1 million and $0.5 million, respectively.

(2)
In 2013, the cash interest related to the contractual interest coupon on the 2016 Note is presented net of capitalized interest of $0.5 million. In 2012, the cash interest related to the contractual interest coupon on the 2016 and 2012 Notes are presented net of capitalized interest of $0.6 million and $0.3 million, respectively.

5. DERIVATIVE INSTRUMENTS
Interest Rate Hedging
The Company’s interest rate risk relates to U.S. dollar denominated variable LIBOR interest rate borrowings. The Company uses an interest rate swap derivative instrument entered into on August 10, 2010 with an effective date of December 31, 2010 to manage its earnings and cash flow exposure to changes in interest rates by converting a portion of its floating-rate debt into fixed-rate debt beginning on December 31, 2010. This interest rate swap expires on August 10, 2015.
The Company designates this derivative instrument as a cash flow hedge. The Company records the effective portion of any change in the fair value of a derivative instrument designated as a cash flow hedge as unrealized gains or losses in accumulated other comprehensive income (“AOCI”), net of tax, until the hedged item affects earnings, at which point the effective portion of any gain or loss will be reclassified to earnings. If the hedged cash flow does not occur, or if it becomes probable that it will not occur, the Company will reclassify the amount of any gain or loss on the related cash flow hedge to interest expense at that time.
The Company expects that approximately $1.7 million of pre-tax losses recorded as net in AOCI related to the interest rate hedge could be reclassified to earnings within the next twelve months.
Foreign Currency Hedging
From time to time the Company enters into foreign currency hedge contracts intended to protect the U.S. dollar value of certain forecasted foreign currency denominated transactions. The Company records the effective portion of any change in the fair value of foreign currency cash flow hedges in AOCI, net of tax, until the hedged item affects earnings. Once the related hedged item affects earnings, the Company reclassifies the effective portion of any related unrealized gain or loss on the foreign currency cash flow hedge to earnings. If the hedged forecasted transaction does not occur, or if it becomes probable that it will not occur, the Company will reclassify the amount of any gain or loss on the related cash flow hedge to earnings at that time.

The success of the Company’s hedging program depends, in part, on forecasts of certain activity denominated in euros. The Company may experience unanticipated currency exchange gains or losses to the extent that there are differences between forecasted and actual activity during periods of currency volatility. In addition, changes in currency exchange rates related to any unhedged transactions may affect its earnings and cash flows.
Counterparty Credit Risk
The Company manages its concentration of counterparty credit risk on its derivative instruments by limiting acceptable counterparties to a group of major financial institutions with investment grade credit ratings, and by actively monitoring their credit ratings and outstanding positions on an ongoing basis. Therefore, the Company considers the credit risk of the counterparties

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

to be low. Furthermore, none of the Company’s derivative transactions are subject to collateral or other security arrangements, and none contain provisions that depend upon the Company’s credit ratings from any credit rating agency.
Fair Value of Derivative Instruments
The Company has classified all of its derivative instruments within Level 2 of the fair value hierarchy because observable inputs are available for substantially the full term of the derivative instruments. The fair value of the foreign currency forward exchange contracts related to inventory purchases is determined by comparing the forward rate as of the period end and the settlement rate specified in each contract. The fair value of the interest rate swap was developed using a market approach based on publicly available market yield curves and the terms of the swap. The Company performs ongoing assessments of counterparty credit risk.
The following table summarizes the fair value, notional amounts presented in U.S. dollars, and presentation in the consolidated balance sheet for derivatives designated as hedging instruments as of December 31, 2013 and December 31, 2012:

	Fair Value as of December 31,
Location on Balance Sheet (1):	2013	2012
	(In thousands)
Derivatives designated as hedges — Liabilities:
Interest rate swap — Accrued expenses and other current liabilities (2)	$1,676	$1,888
Interest rate swap — Other liabilities (2)	763	2,238
Total Derivatives designated as hedges — Liabilities	$2,439	$4,126

(1)	The Company classifies derivative assets and liabilities as current based on the cash flows expected to be incurred within the following 12 months.

(2)
At December 31, 2013 and December 31, 2012, the notional amount related to the Company’s sole interest rate swap was $112.5 million and $127.5 million, respectively. In the next 12 months, the Company expects to reduce the notional amount by $15.0 million.

The following presents the effect of derivative instruments designated as cash flow hedges on the accompanying consolidated statements of operations during the years ended December 31, 2013 and 2012:

	Balance in AOCI Beginning of Year	Amount of Gain (Loss) Recognized in AOCI- (Effective Portion)	Amount of Gain (Loss) Reclassified from AOCI into Earnings-(Effective Portion)	Balance in AOCI End of Year	Location in Statements of Operations
	(In thousands)
Year Ended December 31, 2013
Foreign currency forward contracts	$(34)	$142	$108	$—	Costs of goods sold
Interest rate swap	(4,125)	(252)	(1,938)	(2,439)	Interest (expense)
	$(4,159)	$(110)	$(1,830)	$(2,439)
Year Ended December 31, 2012
Foreign currency forward contracts	$(216)	$(127)	$(309)	$(34)	Costs of goods sold
Interest rate swap	(4,091)	(1,935)	(1,901)	(4,125)	Interest (expense)
	$(4,307)	$(2,062)	$(2,210)	$(4,159)

The Company recognized no gains or losses resulting from ineffectiveness of cash flow hedges during the years ended December 31, 2013 and 2012. At December 31, 2012, there were foreign currency contracts outstanding not designated as hedges with the notional amount equivalent to $3.9 million.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

6. TREASURY STOCK
On October 23, 2012, the Company's Board of Directors terminated the October 2010 authorization and authorized the repurchase of up to $75.0 million of its outstanding common stock through December 2014 (the "2012 Authorization"). As of December 31, 2013, there remained $75.0 million available for repurchases under this authorization.
In addition to the authorizations above, on June 3, 2011, the Company’s Board of Directors separately authorized the Company to repurchase shares of common stock from the proceeds of the 2016 Notes in connection with that offering.

There were no treasury stock repurchases during the years ended December 31, 2013 or December 31, 2012.
7. STOCK-BASED COMPENSATION
Stock-based compensation expense - all related to employees - recognized under the authoritative guidance was as follows:

	Years Ended December 31,
	2013	2012	2011
	(In thousands)
Selling, general and administrative	$9,948	$8,646	$26,310
Research and development	355	335	404
Cost of goods sold	90	70	91
Total stock-based compensation expense	10,393	9,051	26,805
Total estimated tax benefit related to stock-based compensation expense	4,018	3,532	10,468
Net effect on net income	$6,375	$5,519	$16,337
EMPLOYEE STOCK PURCHASE PLAN
The purpose of the Employee Stock Purchase Plan (the “ESPP”) is to provide eligible employees of the Company with the opportunity to acquire shares of common stock at periodic intervals by means of accumulated payroll deductions. Under the ESPP, a total of 1.5 million shares of common stock are reserved for issuance. These shares will be made available either from the Company’s authorized but unissued shares of common stock or from shares of common stock reacquired by the Company as treasury shares. At December 31, 2013, 1.0 million shares remain available for purchase under the ESPP. During the years ended December 31, 2013, 2012 and 2011, the Company issued 6,309 shares, 6,315 shares and 8,523 shares under the ESPP for $0.3 million, $0.2 million and $0.2 million, respectively.
The ESPP was amended in 2005 to reduce the discount available to participants to five percent and to fix the price against which such discount would be applied. Accordingly, the ESPP is a non-compensatory plan.
EQUITY AWARD PLANS
As of December 31, 2013, the Company had stock options, restricted stock awards, performance stock awards, contract stock awards and restricted stock unit awards outstanding under three plans, the 2000 Equity Incentive Plan (the “2000 Plan”), the 2001 Equity Incentive Plan (the “2001 Plan”), and the 2003 Equity Incentive Plan (the “2003 Plan,” and collectively, (the “Plans”).
In July 2008 and May 2010, the stockholders of the Company approved amendments to the 2003 Plan to increase by 750,000 and 1,750,000, respectively, the number of shares of common stock that may be issued under the 2003 Plan. The Company has reserved 2,000,000 shares under each of the 2000 Plan and the 2001 Plan, and 6,500,000 shares under the 2003 Plan. The Plans permit the Company to grant incentive and non-qualified stock options, stock appreciation rights, restricted stock, contract stock, performance stock, or dividend equivalent rights to designated directors, officers, employees and associates of the Company.
Stock options issued under the Plans become exercisable over specified periods, generally within four years from the date of grant for officers, directors and employees, and generally expire six years from the grant date for employees and from six to ten years for directors and certain executive officers. Restricted stock issued under the Plans vests over specified periods, generally three years after the date of grant.
Stock Options
The Company values stock option grants using the binomial distribution model. Management believes that the binomial distribution model is preferable to the Black-Scholes model because the binomial distribution model is a more flexible model that considers the impact of non-transferability, and vesting provisions in the valuation of employee stock options.
In determining the value of stock options granted, the Company considered that it has never paid cash dividends and does not currently intend to pay cash dividends, and thus has assumed a 0% dividend yield. Expected volatilities are based on the historical volatility of the Company’s stock price with forward-looking assumptions. The expected life of stock options is estimated based

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

on historical data on exercise of stock options, post-vesting forfeitures and other factors to estimate the expected term of the stock options granted. The risk-free interest rates are derived from the U.S. Treasury yield curve in effect on the date of grant for instruments with a remaining term similar to the expected life of the options. In addition, the Company applies an expected forfeiture rate when amortizing stock-based compensation expenses. The estimate of the forfeiture rates is based primarily upon historical experience of employee turnover. As individual grant awards become fully vested, stock-based compensation expense is adjusted to recognize actual forfeitures.
The following weighted-average assumptions were used in the calculation of fair value:

	Years Ended December 31,
	2013	2012	2011
Dividend yield	0%	0%	0%
Expected volatility	31%	30%	28%
Risk free interest rate	1.52%	1.33%	2.47%
Expected life of option from grant date	8 years	8 years	8 years
The following table summarizes the Company’s stock option activity:

		Weighted Average Exercise Price	Weighted Average Contractual Term in Years	Aggregate Intrinsic Value

	Shares
Stock Options	(In thousands)			(In thousands)
Outstanding at December 31, 2012	1,709	$37.76
Granted	32	36.50
Exercised	(63)	33.36
Forfeited or Expired	(39)	49.00
Outstanding at December 31, 2013	1,639	$37.64	3.2 years	$16,755
Vested or expected to vest at December 31, 2013	1,639	$37.64	3.2 years	$16,755
Exercisable at December 31, 2013	1,521	$37.97	2.9 years	$15,058
The intrinsic value of options exercised for the years ended December 31, 2013 and 2012 were negligible, and were $1.4 million, for the year ended December 31, 2011. The weighted average grant date fair value of options granted during the years ended December 31, 2013, 2012 and 2011 was $13.86, $12.18 and $19.18, respectively. Cash received from option exercises was $2.3 million, $0.7 million and $3.7 million, for the years ended December 31, 2013, 2012 and 2011, respectively.
As of December 31, 2013, there was approximately $1.3 million of total unrecognized compensation costs related to unvested stock options. These costs are expected to be recognized over a weighted-average period of approximately one year.
Awards of Restricted Stock, Performance Stock and Contract Stock
The following table summarizes the Company’s awards of restricted stock, performance stock and contract stock for the year ended December 31, 2013:

			Performance Stock and Contract Stock Awards
	Restricted Stock Awards
	Shares	Weighted Average Grant Date Fair Value Per Share	Shares	Weighted Average Grant Date Fair Value Per Share

	(In thousands)		(In thousands)
Unvested, December 31, 2012	346	$37.80	199	$30.49
Granted	169	38.65	70	39.25
Cancellations	(34)	38.59	(1)	35.68
Released	(160)	39.43	(4)	39.44
Unvested, December 31, 2013	321	$37.29	264	$32.74

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The Company recognized $9.2 million, $7.7 million and $24.5 million in expense related to such awards during the years ended December 31, 2013, 2012 and 2011, respectively. The total fair market value of shares vested in 2013, 2012 and 2011 was $6.5 million, $6.7 million and $29.7 million, respectively.
Performance stock awards have performance features associated with them. Performance stock, restricted stock and contract stock awards generally have requisite service periods of three years. The fair value of these awards is being expensed on a straight-line basis over the vesting period. As of December 31, 2013, there was approximately $11.1 million of total unrecognized compensation costs related to unvested awards. These costs are expected to be recognized over a weighted-average period of approximately two years.
On June 7, 2012, the Company's former CEO terminated his employment with the Company and ceased to serve as Executive Chairman of the Board of Directors and as an officer or employee of the Company and its subsidiaries and affiliates. The Company's former CEO continues to serve as Chairman of the Board of Directors and as a non-employee member of the Board. In the fourth quarter of 2012, the Company distributed to him in the form of shares of its common stock 1.67 million deferred stock units (“SUs”), less shares withheld for taxes, as a result of the termination of his employment.
At December 31, 2013, there are approximately 0.2 million additional vested Restricted Units held by various employees for which the related shares have not yet been issued. Included in this amount are 34,868 units granted in October 2010 in connection with the Company’s hiring of its Chief Executive Officer for which the Company immediately expensed $1.5 million as these shares were fully vested at the date of grant.
At December 31, 2013, there were approximately 2.0 million shares available for grant under the Plans.
8. RETIREMENT BENEFIT PLANS
DEFINED BENEFIT PLANS
The Company maintains defined benefit pension plans that cover employees in its manufacturing plants located in Andover, United Kingdom (the “UK Plan”) and Tuttlingen, Germany (the “Germany Plan”). The Company closed the Tuttlingen, Germany plant in December 2005. The Company did not terminate the Germany Plan, and the Company remains obligated for the accrued pension benefits related to this plan. The plans cover certain current and former employees.
Effective March 31, 2011, the Company froze the benefits due to the participants of the UK Plan in their entirety; this curtailment resulted in a $0.3 million reduction in the projected benefit obligations which the Company recorded on that date. The Company recorded the entire curtailment gain as an offset to the unrecognized net actuarial loss in accumulated other comprehensive income; therefore, this gain had no impact on the consolidated statements of operations.
Net periodic benefit costs for the Company’s defined benefit pension plans included the following amounts:

	Years Ended December 31,
	2013	2012	2011
	(In thousands)
Service cost	$—	$—	$26
Interest cost	556	582	650
Expected return on plan assets	(407)	(392)	(589)
Recognized net actuarial loss	2	—	—
Net period benefit cost	$151	$190	$87
The following weighted average assumptions were used to develop net periodic pension benefit cost and the actuarial present value of projected pension benefit obligations:

	Years Ended December 31,
	2013	2012	2011
Discount rate	4.4%	4.2%	4.7%
Expected return on plan assets	3.6%	3.0%	2.9%
Rate of compensation increase	0.0%	0.0%	0.0%

The discount rate is set using the Bank of America Merrill Lynch AA Corporate Bond yield curve weighted by the UK benefit plan cash flows for the year ending December 31, 2013. The expected return on plan assets represents the average rate of return

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

expected to be earned on plan assets over the period the benefits included in the benefit obligation are to be paid. In developing the expected rate of return, the Company considers long-term compound annualized returns of historical market data as well as actual returns on the plan assets and applies adjustments that reflect more recent capital market experience. Using this reference information, the long-term return expectations for each asset category are developed according to the allocation among those investment categories. In 2013, 2012 and 2011, the discount rate was prescribed as the current yield on corporate bonds with an average rating of AA of equivalent currency and term to the liabilities.
The following sets forth the change in projected benefit obligations and the change in plan assets for the years ended December 31, 2013 and 2012 and a reconciliation of the funded status at December 31, 2013 and 2012:

	Years Ended December 31,
	2013	2012
	(In thousands)
CHANGE IN PROJECTED BENEFIT OBLIGATION
Projected benefit obligation, beginning of year	$13,918	$12,556
Interest cost	556	582
Benefits paid	(506)	(604)
Actuarial loss	881	807
Effect of foreign currency exchange rates	333	577
Projected benefit obligation, end of year	$15,182	$13,918
CHANGE IN PLAN ASSETS
Plan assets at fair value, beginning of year	$14,080	$13,226
Actual return on plan assets	(6)	41
Employer contributions	826	797
Benefits paid	(493)	(591)
Effect of foreign currency exchange rates	287	607
Plan assets at fair value, end of year	$14,694	$14,080

	Years Ended December 31,
	2013	2012
	(In thousands)
RECONCILIATION OF FUNDED STATUS
Funded status - (under) over funded	$(488)	$162
Unrecognized net actuarial loss	2,911	1,512
Accumulated other comprehensive loss	(2,911)	(1,512)
Amounts recognized	$(488)	$162
The funded status is included in other liabilities, and other assets at December 31, 2013 and 2012, respectively.
The combined accumulated benefit obligation for the defined benefit plans was $15.2 million and $13.9 million as of December 31, 2013 and 2012, respectively.
The investment strategy for the Company’s defined benefit plans is both to meet the liabilities of the plans as they fall due and to maximize the return on invested assets within appropriate risk tolerances. The UK Plan invests in pooled funds which provide a diversification that supports the overall investment objectives. The Germany Plan had no assets at December 31, 2013 or 2012.
Based on the assets which comprise each of the funds, the weighted-average allocation of plan assets by asset category is as follows:

	December 31,
	2013	2012
Government bonds	100%	99%
Cash	0%	1%
	100%	100%

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The fair value of the Company’s pension plan assets at December 31, 2013 and 2012 is as follows:

		Fair Value Measurements at December 31, 2013
Manager/Fund	Asset Category	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
		(In thousands)
Bank account	Cash	$8	$8	$—	$—
Legal & General Index-Linked Gilts Index (various tenors) (a)	Index-linked government bonds	12,630	—	12,630	—
Legal & General Over 15 Years Gilts Index (b)	Government bonds	2,056	—	2,056	—
Total		$14,694	$8	$14,686	$—

		Fair Value Measurements at December 31, 2012
Manager/Fund	Asset Category	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
		(In thousands)
Bank account	Cash	$195	$195	$—	$—
Legal & General Index-Linked Gilts Index (various tenors) (a)	Index-linked government bonds	11,909	—	11,909	—
Legal & General Over 15 Years Gilts Index (b)	Government bonds	1,976	—	1,976	—
Total		$14,080	$195	$13,885	$—
_______________________________

(a)	This category represents funds consisting of index-linked gilts and is designated to follow a benchmark index.

(b)	This category represents funds consisting of gilts and is designated to follow a benchmark index.
The Level 2 investments are single priced. The fund prices are calculated by the trustee by taking the closing market price of each underlying investment using a variety of independent pricing sources (i.e., quoted market prices). The prices also include income receivable and expenses payable, where applicable.
Based on year-end exchange rates, the Company anticipates contributing approximately $0.9 million to its defined benefit plans in 2014.
Also based on year-end exchange rates, the Company expects to pay the following estimated future benefit payments in the years indicated:

Expected Future Benefit Payments

(In thousands)
2014	$586
2015	613
2016	631
2017	647
2018	684
2019-2023	3,815
Included in accumulated other comprehensive income is $2.9 million of unrecognized net actuarial loss, a portion of which is expected to be recognized as a component of net periodic benefit cost in 2014.
DEFINED CONTRIBUTION PLANS
The Company also has various defined contribution savings plans that cover substantially all employees in the United States, the United Kingdom and Puerto Rico. The Company matches a certain percentage of each employee’s contributions as per the provisions

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

of the plans. Total contributions by the Company to the plans were $2.9 million, $2.7 million and $2.4 million for the years ended December 31, 2013, 2012 and 2011, respectively.
9. LEASES AND RELATED PARTY LEASES
The Company leases administrative, manufacturing, research and distribution facilities and various manufacturing, office and transportation equipment through operating lease agreements. Future minimum lease payments under operating leases at December 31, 2013 were as follows:

	Related Parties	Third Parties	Total
	(In thousands)
2014	$272	$11,828	$12,100
2015	272	9,617	9,889
2016	272	7,214	7,486
2017	272	4,608	4,880
2018	296	3,884	4,180
Thereafter	4,137	24,266	28,403
Total minimum lease payments	$5,521	$61,417	$66,938

Total rental expense for the years ended December 31, 2013, 2012 and 2011 and was $10.4 million, $10.9 million and $9.3 million, respectively, and included $0.3 million, in related party rental expense in each of the three years.
Future minimum lease payments under capital leases at December 31, 2013 were as follows:

Payments under capital leases (In thousands)
2014	$569
2015	569
2016	569
Total minimum lease payments	1,707
Amount representing interest	132
Present value of minimum lease payments	$1,575

Related Party Leases
The Company leases certain production equipment from a corporation whose sole stockholder is a general partnership, of which the Company’s former Chairman (and current director) is a partner and the President. The term of the lease is through March 31, 2022, and the Company has an option to renew through March 31, 2032. Under the terms of the lease agreement, the Company pays $0.1 million per year to the related party lessor. The Company also leases its manufacturing facility in Plainsboro, New Jersey, from a general partnership that is 50% owned by a corporation whose shareholders are trusts, whose beneficiaries include family members of the Company’s former Chairman (and current director). The term of the current lease agreement is through October 31, 2032 at an annual rate of approximately $0.3 million per year. The current lease agreement also provides (i) a 5-year renewal option for the Company to extend the lease from November 1, 2032 through October 31, 2037 at the fair market rental rate of the premises, and (ii) another 5-year renewal option to extend the lease from November 1, 2037 through October 31, 2042 at the fair market rental rate of the premises.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

10. INCOME TAXES
Income (loss) before income taxes consisted of the following:

	Years Ended December 31,
	2013	2012	2011
	(In thousand)
United States operations	$(33,162)	$25,293	$1,507
Foreign operations	1,860	26,736	26,987
Total	$(31,302)	$52,029	$28,494

A reconciliation of the U.S. Federal statutory rate to the Company’s effective tax rate is as follows:

	Years Ended December 31,
	2013	2012	2011
Federal statutory rate	35.0%	35.0%	35.0%
Increase (decrease) in income taxes resulting from:
State income taxes, net of federal tax benefit	0.3%	2.6%	5.0%
Foreign operations	(17.2)%	(14.7)%	(11.5)%
Goodwill impairment	34.1%	—%	—%
Changes in valuation allowances	(1.1)%	(0.4)%	(14.0)%
Uncertain tax positions	(8.5)%	(2.5)%	(5.8)%
Research and development credit	(1.8)%	—%	(3.0)%
Return to provision	(6.6)%	(0.5)%	(5.4)%
Other	(1.5)%	1.3%	1.5%
Effective tax rate	32.7%	20.8%	1.8%

The effective tax rate increased by 11.9 percentage points in 2013 compared with 2012 primarily due to an overall decrease in pretax income as a result of the goodwill impairment, the introduction of the medical device excise tax in the U.S., and general operations of the Company, as well as a change in the mix of earnings between the U.S. and overseas. The goodwill impairment primarily created a non-deductible tax event for the current year. The Company recorded an income tax benefit in 2013 of $2.7 million for the release of tax contingency reserves, offset by the establishment of new tax contingency positions during the year. Additionally, the Company recorded a tax benefit in the fourth quarter of 2013 of $1.0 million related to the correction of a deferred tax item relating primarily to 2011; this amount is included in the return-to-provision line in the above table.

During 2013, the Company's foreign operations generated a $2.6 million increase in income tax expense as a result of, among other factors, the geographic and business mix of taxable earnings and losses and the change of an income tax benefit in France as a result of a French tax law change that occurred on December 30, 2013. The 2013 foreign effective tax rate is (60.6)%, a decrease of approximately 68 percentage points over the rate in 2012. The Company's foreign tax rate is based upon statutory tax rates and is not related to a tax holiday or negotiated tax rate.

During 2012, the Company's foreign operations generated a $1.3 million income tax expense as a result of, among other factors, the geographic and business mix of taxable earnings and losses. The Company's operations in Ireland contribute to the majority of this income tax benefit, as income earned in Ireland is taxed at a corporate income tax rate that is significantly lower than the U.S. corporate rate. The 2012 foreign effective tax rate is 7.8%, an increase of approximately 9.5 percentage points over the rate in 2011, which included a tax benefit of $1.6 million relating to the correction of various deferred tax items for periods prior to 2011. The Company's foreign tax rate is based upon statutory tax rates and is not related to a tax holiday or negotiated tax rate.
During the second and fourth quarters of 2011, the Company recorded additional tax expense of $1.7 million for a correction to a state deferred tax asset relating to 2009 and an income tax benefit of $2.2 million for the correction of various other deferred tax items relating to periods prior to 2011 that largely impacted foreign operations, respectively. Since neither one of these changes are material to the December 31, 2011 or previous years' financial results, they have been recorded in the second and fourth quarters of 2011 as discrete events, respectively.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

As of December 31, 2013, the Company has not provided deferred U.S. income taxes or foreign withholding taxes on temporary differences of approximately $190.7 million resulting from earnings for certain non-U.S. subsidiaries which are permanently reinvested outside the U.S. The unrecognized deferred tax liability associated with these temporary differences was estimated to be $30.9 million at December 31, 2013.  Events that could trigger a need to repatriate foreign cash to the U.S. and generate a tax might include U.S. acquisitions, loans from a foreign subsidiary, or anticipated tax law changes that are considered unfavorable and would result in higher taxes on repatriations that occur after the change in tax law goes into effect.
The provision for income taxes consisted of the following:

	Years Ended December 31,
	2013	2012	2011
	(As adjusted)*
	(In thousands)
Current:
Federal	$3,160	$3,614	$(934)
State	(1,374)	1,373	(1,530)
Foreign	1,124	4,301	1,813
Total current	$2,910	$9,288	$(651)
Deferred:
Federal	(13,817)	4,053	1,078
State	(757)	497	2,236
Foreign	1,429	(3,013)	(2,158)
Total deferred	$(13,145)	$1,537	$1,156
Provision for income taxes	$(10,235)	$10,825	$505
* See Note 2A of the consolidated financial statements for discussion of the impact of the change in accounting for the medical device excise tax.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The income tax effects of significant temporary differences that give rise to deferred tax assets and liabilities, shown before jurisdictional netting, are presented below:

	December 31,
	2013	2012
	(As adjusted)*
	(In thousands)
Current assets:
Doubtful accounts	$1,791	$1,829
Inventory related items	34,968	26,549
Tax credits	3,883	3,275
Accrued vacation	2,492	2,335
Accrued bonus	1,266	4,111
Net operating loss carryforwards	4,550	—
Other	1,960	4,095
Total current deferred tax assets	50,910	42,194
Less valuation allowance	(2,232)	(2,922)
Current deferred tax assets after valuation allowance	$48,678	$39,272
Current liabilities:
Other	(646)	(314)
Total current deferred tax liabilities	$(646)	$(314)
Net current deferred tax assets	$48,032	$38,958

	December 31,
	2013	2012
	(As adjusted)*
	(In thousands)
Non-current assets:
Benefit and compensation	$—	$(500)
Stock compensation	14,879	12,730
Deferred revenue	186	162
Net operating loss carryforwards	26,612	36,037
Federal & state tax credits	19,045	19,851
Other	897	—
Total non-current deferred tax assets	61,619	68,280
Less valuation allowance	(6,828)	(11,321)
Non-current deferred tax assets after valuation allowance	$54,791	$56,959
Non-current liabilities:
Intangible & fixed assets	(41,563)	(46,650)
Other	105	359
Total non-current deferred tax liabilities	$(41,458)	$(46,291)
Net non-current deferred tax assets	$13,333	$10,668
Total net deferred tax assets	$61,365	$49,626
* See Note 2A of the consolidated financial statements for discussion of the impact of the change in accounting for the medical device excise tax.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

At December 31, 2013, the Company had net operating loss carryforwards of $56.7 million for federal income tax purposes, $36.6 million for foreign income tax purposes and $54.7 million for state income tax purposes to offset future taxable income. The federal net operating loss carryforwards expire through 2032, $18.9 million of the foreign net operating loss carryforwards expire through 2021 with the remaining $17.7 million having an indefinite carry forward period. The state net operating loss carryforwards expire through 2032.
Deferred tax assets relating to tax benefits of employee stock option grants have been reduced to reflect exercises in 2012. Some exercises have resulted in tax deductions in excess of previously recorded benefits based on the option value at the time of grant (“windfalls”). Although these additional tax benefits are reflected in net operating tax loss carryforwards the additional tax benefit associated with the windfall is not recognized until the deduction reduces taxes payable. Accordingly, since the tax benefit does not reduce our current taxes payable in 2012 due to net operating loss carryforwards, these “windfall” tax benefits are not reflected in our net operating losses in deferred tax assets for 2012. Windfalls included in net operating loss carryforwards but not reflected in deferred tax assets for 2012 are $0.1 million.
A valuation allowance of $9.1 million, $14.2 million and $32.3 million is recorded against the Company’s gross deferred tax assets of $112.5 million, $110.5 million, and $125.9 million at December 31, 2013, 2012 and 2011, respectively.
The valuation allowance relates to deferred tax assets for certain items that will be deductible for income tax purposes under very limited circumstances and for which the Company believes it is not more likely than not that it will realize the associated tax benefit. The Company does not anticipate additional income tax benefits through future reductions in the valuation allowance. However, in the event that the Company determines that it would be able to realize more or less than the recorded amount of net deferred tax assets, an adjustment to the deferred tax asset valuation allowance would be recorded in the period such a determination is made.
The Company’s valuation allowance decreased by $5.2 million, and $18.1 million in 2013 and 2012, respectively. The 2013 overall decrease in the valuation allowance was primarily due to expiring net operating losses in Switzerland which is offset by a reduction in the related deferred tax asset. Further, the Company recorded a decrease to the valuation allowance in Switzerland related to an increase in the expected future realizability of remaining net operating losses.
A reconciliation of the beginning and ending amount of uncertain tax benefits is as follows:

	Years Ended December 31,
	2013	2012	2011
	(In thousands)
Balance, beginning of year	$6,136	$3,927	$5,530
Gross increases:
Current year tax positions	349	—	—
Prior years' tax positions	729	7,796	1,001
Gross decreases:
Prior years' tax positions	(477)	—	—
Settlements	—	(3,523)	(962)
Statute of limitations lapses	(3,338)	(2,064)	(1,642)
Balance, end of year	$3,399	$6,136	$3,927
Approximately $2.8 million of the balance at December 31, 2013 relates to uncertain tax positions that, if recognized, would affect the annual effective tax rate. Included in the balance of uncertain tax positions at December 31, 2013 is $2.0 million related to tax positions for which it is reasonably possible that the total amounts could be reduced during the twelve months following December 31, 2013, as a result of expiring statutes of limitations.
The Company recognizes interest and penalties relating to uncertain tax positions in income tax expense. The Company recognized a $0.8 million benefit, a $0.1 million expense, and a $0.5 million benefit for interest and penalties in the income statement during the years ended December 31, 2013, 2012 and 2011, respectively. The Company had approximately $0.4 million, $1.4 million, and $1.3 million of interest and penalties accrued at December 31, 2013, 2012 and 2011, respectively.
At December 31, 2012 the Company had a deferred tax asset and reserve for uncertain tax positions for $0.5 million related to research and development credit from a prior business acquisition. It was determined in 2013 that this credit would not be realizable; therefore, the deferred tax asset was removed and the corresponding reserve for uncertain tax positions was released thus impairing this acquired benefit.
During 2012, the Company settled the review of years 2008 through 2010 with the IRS, which resulted in $2.1 million being recorded in the consolidated statement of operations as an income tax benefit, partially offset by an additional Federal income tax

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

expense of $0.2 million in 2012, as a result of receiving the agreed upon settlement. In addition, the Company reclassified $4.2 million from deferred taxes to long-term liabilities, which had no effect on the current year tax provision. These amounts include interest and penalties related to the settlement.
The Company files Federal income tax returns, as well as multiple state, local and foreign jurisdiction tax returns. The Company is no longer subject to examinations of its Federal income tax returns by the IRS through fiscal year 2010. All significant state and local matters have been concluded through fiscal 2005. All significant foreign matters have been settled through fiscal 2007.
11. NET INCOME (LOSS) PER SHARE
Certain of the Company’s restricted unvested share units that were granted several years ago contained rights to receive nonforfeitable dividends, and thus, were participating securities requiring the two-class method of computing earnings per share. The participating securities had an insignificant impact on the calculation of earnings per share (impacts the rounding by less than $0.01 per share) on the 2011 year presented; therefore, the Company does not present the full calculation below.
Basic and diluted net income (loss) per share was as follows:

	Years Ended December 31,
	2013	2012	2011
	(As adjusted)*
	(In thousands, except per share amounts)
Basic net income (loss) per share:
Net income (loss)	$(21,067)	$41,204	$27,989
Weighted average common shares outstanding	28,416	28,232	28,952
Basic net income (loss) per common share	$(0.74)	$1.46	$0.97

Diluted net income (loss) per share:
Net income (loss)	$(21,067)	$41,204	$27,989

Weighted average common shares outstanding — Basic	28,416	28,232	28,952
Effect of dilutive securities:
Stock options and restricted stock	—	284	543
Weighted average common shares for diluted earnings per share	28,416	28,516	29,495
Diluted net income (loss) per common share	$(0.74)	$1.44	$0.95

* See Note 2A of the consolidated financial statements for discussion of the impact of the change in accounting for the medical device excise tax.

Common stock of approximately 0.7 million, 1.0 million and 0.3 million shares at December 31, 2013, 2012 and 2011, respectively, that are issuable through exercise or conversion of dilutive securities were not included in the computation of diluted net income per share because their effect would have been antidilutive.
Performance Shares and Restricted Units that entitle the holders to approximately 0.2 million shares of common stock are included in the basic and diluted weighted average shares outstanding calculation from their date of issuance because no further consideration is due related to the issuance of the underlying common shares.
12. ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

Changes in accumulated other comprehensive income (loss) by component between December 31, 2013 and 2012 are presented in the table below, net of tax:

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

	Gains and Losses on Cash Flow Hedges	Defined Benefit Pension Items	Foreign Currency Items	Total
	(In thousands)
Balance at December 31, 2012	$(2,373)	$(1,154)	$(1,270)	$(4,797)
Other comprehensive income before reclassifications	(54)	(1,133)	5,874	4,687
Amounts reclassified from accumulated other comprehensive income	1,037	—	—	1,037
Current period other comprehensive income (loss)	983	(1,133)	5,874	5,724
Balance at December 31, 2013	$(1,390)	$(2,287)	$4,604	$927

The reclassification adjustments out of accumulated other comprehensive (loss) income during the years ended December 31, 2013 and 2012 were as follows:

Year Ended December 31, 2013
Details about Accumulated Other Comprehensive Income Components	Amount Reclassified from Accumulated Other Comprehensive Income	Affected Line Item in the Statement where Net Income (loss) is Presented
	(In thousands)
Gains and losses on cash flow hedges
Interest rate swap	$(1,938)	Interest (expense)
Foreign currency forwards	108	Cost of goods sold
	(1,830)	Total before tax
	793	Tax (expense) or benefit
	$(1,037)	Net of tax

Year Ended December 31, 2012
Details about Accumulated Other Comprehensive Income Components	Amount Reclassified from Accumulated Other Comprehensive Income	Affected Line Item in the Statement where Net Income (loss) is Presented
	(In thousands)
Gains and losses on cash flow hedges
Interest rate swap	$(1,901)	Interest (expense)
Foreign currency forwards	(309)	Cost of goods sold
	(2,210)	Total before tax
	939	Tax (expense) or benefit
	$(1,271)	Net of tax
13. COMMITMENTS AND CONTINGENCIES
In consideration for certain technology, manufacturing, distribution, and selling rights and licenses granted to the Company, the Company has agreed to pay royalties on sales of certain products that we sell. The royalty payments that the Company made under these agreements were not significant for any of the periods presented.
The Company is subject to various claims, lawsuits and proceedings in the ordinary course of the Company's business, including claims by current or former employees, distributors and competitors and with respect to its products and product liability claims, lawsuits and proceedings, some of which have been settled by the Company. In the opinion of management, such claims are either adequately covered by insurance or otherwise indemnified, or are not expected, individually or in the aggregate, to result in a material adverse effect on our financial condition. However, it is possible that the Company's results of operations, financial position and cash flows in a particular period could be materially affected by these contingencies.
On June 6, 2012, the Company was contacted by the United States Attorney's Office for the District of New Jersey regarding the activities of sales representatives in a single region within our Extremities Reconstruction division. The U.S. Attorney's Office is

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

investigating the activities of three sales representatives, one of whom was a supervisor until terminated by the Company for failure to cooperate with this investigation.  The activities at issue pertain to alleged improper billing of products for extremities indications. The Company is cooperating with the United States Attorney's Office on a voluntary basis and is not a subject or target of an investigation at this time.
The Company accrues for loss contingencies when it is deemed probable that a loss has been incurred and that loss is estimable. The amounts accrued are based on the full amount of the estimated loss before considering insurance proceeds, and do not include an estimate for legal fees expected to be incurred in connection with the loss contingency. The Company consistently accrues legal fees expected to be incurred in connection with loss contingencies as those fees are incurred by outside counsel as a period cost.
14. SEGMENT AND GEOGRAPHIC INFORMATION
Starting in the first quarter of 2012, because of changes in how the Company internally manages and reports the results of its businesses to its chief operating decision maker, the Company began reporting five reportable segments. The five reportable segments and a description of their activities are described below:

•
The U.S. Neurosurgery segment sells a full line of products specifically for neurosurgery and critical care such as tissue ablation equipment, dural repair products, cerebral spinal fluid management devices, intracranial monitoring equipment, and cranial stabilization equipment.

•	The U.S. Instruments business sells more than 60,000 instrument patterns and surgical products and lighting to hospitals, surgery centers, and dental, podiatry, and veterinary offices.

•
The U.S. Extremities segment includes the U.S. extremity reconstruction business, which includes such offerings as skin and wound repair, bone and joint fixation, implants in the upper and lower extremities, bone grafts and nerve and tendon repair.

•
The U.S. Spine and Other segment includes (i) the U.S. Spine business, which focuses on spinal fusion, spinal implants, and deformity correction, together with bone graft substitutes and other related medical devices that are used to enhance the repair and regeneration of bone in various types of orthopedic surgical procedures, and (ii) the Private Label business, which sells the Company’s regenerative medicine and other products to strategic partners.

•
The International segment sells similar products to those discussed above, but are managed through the following geographies: (i) Europe, Middle East and Africa, and (ii) Latin/South America, Asia-Pacific, Australia, New Zealand and Canada.

The Corporate and other category includes (i) various legal, finance, executive, and human resource functions, (ii) brand management, (iii) share-based compensation costs, and (iv) costs related to procurement, manufacturing operations and logistics for the Company’s entire organization.
Accordingly, the segment information for the prior years has been restated in accordance with authoritative guidance on segment reporting. The accounting policies of the reportable segments are the same as those described in Note 2.

The operating results of the various reportable segments as presented are not comparable to one another because (i) certain operating segments are more dependent than others on corporate functions for unallocated general and administrative and/or operational manufacturing functions, and (ii) the Company does not allocate certain manufacturing costs and general and administrative costs to the operating segment results.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Net sales and profit by reportable segment for the years ended December 31, 2013, 2012 and 2011 are as follows:

	Years Ended December 31,
	2013	2012	2011
	(In thousands)
Segment Net Sales
U.S. Neurosurgery	$172,250	$171,278	$165,652
U.S. Instruments *	163,908	166,921	160,777
U.S. Extremities *	128,336	116,279	91,513
U.S. Spine and Other *	182,006	192,516	176,131
International	189,714	183,877	186,005
Total revenues	$836,214	$830,871	$780,078
Segment Profit
U.S. Neurosurgery	$83,211	$91,070	$86,206
U.S. Instruments *	49,348	50,277	46,281
U.S. Extremities *	47,880	43,952	32,905
U.S. Spine and Other *	10,136	57,388	52,248
International	56,869	61,336	64,164
Segment profit	247,444	304,023	281,804
Amortization	(12,697)	(18,536)	(16,433)
Corporate and other	(244,903)	(211,705)	(210,459)
Operating income (loss)	$(10,156)	$73,782	$54,912
* Certain revenues and profits have been reclassified from the U.S. Extremities segment to the U.S. Instruments segment and the U.S. Spine and Other segment in each of the periods presented.
The Company does not allocate any assets to the reportable segments, and, therefore, no asset information is reported to the chief operating decision maker and disclosed in the financial information for each segment.
Revenue by major product category consisted of the following:

	Years Ended December 31,
	2013	2012	2011
	(In thousands)
Orthopedics **	$370,359	$364,714	$324,535
Neurosurgery	278,672	277,527	272,538
Instruments **	187,183	188,630	183,005
Total revenues	$836,214	$830,871	$780,078

** Certain revenues have been reclassified from the Orthopedics category to the Instruments category in each of the periods presented.
The Company attributes revenue to geographic areas based on the location of the customer. There are certain revenues managed by the various U.S. segments above that are generated from non-U.S. customers and therefore included in Europe and the Rest of World revenues below.
Total revenue, net and long-lived assets (tangible) by major geographic area are summarized below:

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

	United States*	Europe	Rest of the World	Consolidated
	(In thousands)
Total revenue, net:
2013	$642,694	$93,977	$99,543	$836,214
2012	642,830	90,920	97,121	830,871
2011	589,946	97,184	92,948	780,078
Total long-lived assets:
2013	$187,608	$20,010	$1,030	$208,648
2012	166,508	20,242	1,507	188,257

* Includes long-lived assets in Puerto Rico.
15. SELECTED QUARTERLY INFORMATION - UNAUDITED

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In thousands, except per share data)
Total revenue, net:
2013	$196,652	$205,547	$213,246	$220,769
2012	196,185	210,170	210,084	214,432
Gross margin:*
2013	$117,040	$123,718	$131,479	$136,932
2012	121,510	131,896	130,536	132,502
Net income (loss):*
2013 (1)	$(6,028)	$1,520	$(30,330)	$13,771
2012	6,693	8,514	13,211	12,786
Basic net income (loss) per common share (2):*
2013	$(0.22)	$0.05	$(1.09)	$0.46
2012	0.24	0.30	0.46	0.46
Diluted net income (loss) per common share (2):*
2013	$(0.22)	$0.05	$(1.09)	$0.45
2012	0.23	0.30	0.46	0.46

* See Note 2A of the consolidated financial statements for discussion of the impact of the change in accounting for the medical device excise tax in 2013.

(1) The first quarter of 2013 was negatively impacted by a voluntary recall of certain products manufactured in the Company's Añasco, Puerto Rico facility.
On July 31, 2013, the Company performed the annual goodwill impairment test which resulted in a non-cash goodwill impairment charge of $46.7 million for its U.S. Spine reporting unit, which is a part of the U.S. Spine and Other reportable segment.
The Company incurred incremental costs related to the implementation of its global enterprise resource planning system in the first, second, third, and fourth quarters of 2013 of $6.1 million, $7.6 million, $5.0 million and $5.6 million, respectively.

The Company incurred costs related to the remediation of the FDA warning letters at its manufacturing facilities of $2.1 million, $3.0 million, $2.8 million and $0.4 million in the first, second, third and fourth quarters of 2013, respectively.
(2) Per common share amounts for the quarters and full years have been calculated separately. Accordingly, quarterly amounts do not necessarily add to the annual amount because of differences in the weighted average common shares outstanding during each period principally due to the effect of the Company’s issuing shares of its common stock during the year.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

16. SUBSEQUENT EVENTS
On January 15, 2014, the Company acquired all outstanding shares of Confluent Surgical, Inc., ("Confluent Surgical") - including its surgical sealant and adhesion barrier product lines - from Covidien Group S.a.r.l, ("Covidien") for an aggregate purchase price of $231.0 million. The Company paid Covidien an initial cash payment of $231.0 million upon the closing of the transaction and at that time made a separate prepayment of $4.0 million under a transitional supply agreement with an affiliate of Covidien. In addition, the Company may pay Covidien up to $30.0 million following the closing, contingent upon obtaining certain U.S. and European governmental approvals related to the completion of the transition of the Confluent Surgical business and the timely supply of products under the transitional supply agreement. The Company also entered into a transition services agreement with an affiliate of Covidien at the closing. This acquisition complements Integra's global neurosurgery growth strategy aimed at providing a broader set of solutions for surgical procedures in the head. Since the acquisition occurred subsequent to December 31, 2013 the acquisition is not included in the results of operations for any of the periods presented.

The Company borrowed $235.0 million under its Senior Credit Facility in January 2014 in order to fund this acquisition.
SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts (1)	Deductions	Balance at End of Period
Description
		(As adjusted)*
	(In thousands)
Year ended December 31, 2013:
Allowance for doubtful accounts and sales returns and allowances	$7,221	$601	$—	$(1,628)	$6,194
Deferred tax asset valuation allowance	14,243	(4,469)	—	(714)	9,060
Year ended December 31, 2012:
Allowance for doubtful accounts and sales returns and allowances	$6,978	$1,315	$—	$(1,072)	$7,221
Deferred tax asset valuation allowance	32,304	(16,979)	477	(1,559)	14,243
Year ended December 31, 2011:
Allowance for doubtful accounts and sales returns and allowances	$7,322	$1,118	$—	$(1,462)	$6,978
Deferred tax asset valuation allowance	36,634	127	(4,238)	(219)	32,304

* See Note 2A of the consolidated financial statements for further discussion of the impact of the change in accounting for the medical device excise tax.

(1) In 2012, $0.5 million of deferred tax liability was reclassified to the valuation allowance with no impact to the consolidated statement of operations. In 2011, $4.2 million of the valuation allowance was reclassified to long-term taxes payable with no impact to the consolidated statements of operations. There were no such reclassification adjustments made during 2013.